AMENDED AND RESTATED AGREEMENT
                       AND PLAN OF CONTRIBUTION AND MERGER


                          Dated as of October 28, 1998


                                  by and among

                              Protection One, Inc.
                            (a Delaware corporation)


                 Protection One Acquisition Holding Corporation
                            (a Delaware corporation)


                              P-1 Merger Sub, Inc.
                          (a Massachusetts corporation)


                              P-1 Merger Sub, Inc.
                            (a Delaware corporation)

                                       and

                             Lifeline Systems, Inc.
                          (a Massachusetts corporation)

                               TABLE OF CONTENTS

ARTICLE 1 - THE MERGERS......................................................2
            1.1   The Mergers................................................2
            1.2   Effective Time.............................................3
            1.3   Effect of the Merger.......................................3
            1.4   Further Actions............................................3
            1.5   Articles of Organization; By-Laws; Directors and Officers..3
            1.6   Corporate Identity.........................................4

ARTICLE 2 - CONVERSION OF SECURITIES.........................................4
      2.1   Conversion of Securities.........................................4
      2.2   Conversion of Securities - The Parent Merger.....................8
      2.3   Cancellation of Certain New Parent Stock; Other Matters
            Affecting New Parent Common Stock................................8
      2.4   Exchange of Certificates.........................................9

ARTICLE 3 - REPRESENTATIONS AND WARRANTIES..................................13
      3.1   Organization and Qualification..................................13
      3.2   Capitalization..................................................13
      3.3   Authority.......................................................15
      3.4   Compliance......................................................15
      3.5   Commission Filings..............................................16
      3.6   Litigation......................................................17
      3.7   Changes.........................................................18
      3.8   Environmental Matters...........................................18
      3.9   Compliance with Laws; Permits...................................19
      3.10  No Undisclosed Material Liabilities.............................19
      3.11  Interim Operations of Merger Subs...............................20
      3.12  Broker's Fees...................................................20
      3.13  Financing.......................................................20

ARTICLE 4 - REPRESENTATIONS AND WARRANTIES OF THE COMPANY...................20
      4.1   Organization and Qualification..................................20
      4.2   Subsidiaries....................................................21
      4.3   Capitalization..................................................21
      4.4   Authority.......................................................23
      4.5   Compliance......................................................23
      4.6   Commission Filings..............................................24
      4.7   Litigation......................................................25
      4.8   Changes.........................................................25
      4.9   Transactions with Affiliates....................................26
      4.10  Environmental Matters...........................................26
      4.11  Employee Benefits and Contracts.................................27

      4.12  Liens on Assets.................................................29
      4.13  Rights Agreement................................................29
      4.14  Taxes...........................................................30
      4.15. Compliance with Laws; Permits...................................30
      4.16  Intellectual Property...........................................31
      4.17  No Undisclosed Material Liabilities.............................31
      4.18  Brokers.........................................................31
      4.19  Prepayment of Indebtedness......................................32
      4.20  Provisions Inapplicable.........................................32
      4.21  No Existing Discussions.........................................32

ARTICLE 5 - CONDUCT OF BUSINESS.............................................32
      5.1   Company Conduct Prior to Effective Time.........................32
      5.2   Parent Conduct Prior to Effective Time..........................35
      5.3   Commission Filings..............................................35
      5.4   Joint Proxy Statement/Information Statement; Registration
            Statement.......................................................36
      5.5   Employee Stock Options and Benefit Plans........................37
      5.6   Further Assurances..............................................39
      5.7   Accountants' "Comfort" Letters..................................39

ARTICLE 6 - ADDITIONAL AGREEMENTS...........................................39
      6.1   Access to Information...........................................39
      6.2   Notification of Certain Matters.................................40
      6.3   Fees and Expenses...............................................40
      6.4   Additional Agreements...........................................41
      6.5   No Solicitation.................................................42
      6.6   Employee Stock Purchase Plan....................................44
      6.7   Indemnification and Insurance...................................44
      6.8   Fair Price Structure............................................45
      6.9   Guaranty........................................................45
      6.10  Certain Tax Related Representations.............................45

ARTICLE 7 - CONDITIONS......................................................45
      7.1   Conditions to Obligation of Each Party to Effect the Mergers....45
      7.2   Conditions to Obligation of the Company to Effect the Company
            Merger..........................................................46
      7.3   Conditions to Obligation of the Parent, New Parent and the
            Merger Subsidiaries to Effect the Mergers.......................47

ARTICLE 8 - TERMINATION, AMENDMENT AND WAIVER...............................48
      8.1   Termination.....................................................48
      8.2   Effect of Termination...........................................49
      8.3   Amendment.......................................................49
      8.4   Waiver..........................................................49

ARTICLE 9 - GENERAL PROVISIONS..............................................50
      9.1   Closing.........................................................50
      9.2   Publicity.......................................................50
      9.3   Notices.........................................................50
      9.4   Interpretation..................................................52
      9.5   Representations and Warranties; etc.............................53
      9.6   Miscellaneous...................................................53
      9.7   Validity........................................................53
      9.8   Descriptive Headings............................................53

                            TABLE OF DEFINED TERMS

Acquiring Person                                            4.13
Acquisition Proposal                                        6.5(a)
Affiliates                                                  9.4
Agreement                                                   Recital
Average Closing Price                                       2.1(a)(i)
Cash Consideration                                          2.1(a)
Certificate of Merger                                       1.2
Certificates                                                2.4(a)
Closing                                                     9.1
Closing Date                                                9.1
Code                                                        Recital
Company                                                     Recital
Commission                                                  3.5(a)
Company 1998 Commission Filings                             4.6(a)
Company 1997 10-K                                           4.2
Company 1997 Balance Sheet                                  4.12
Company Applicable Laws                                     4.15
Company Assets                                              4.12
Company Commission Filings                                  4.6(a)
Company Disclosure Schedule                                 Article 4
                                                            Introduction
Company Material Adverse Effect                             4.1
Company Merger                                              Recital
Company Merger Consideration                                2.1(a)
Company Option                                              4.3
Company Option Plan                                         4.3
Company Shares                                              2.1(a)(i)
Company Subsidiary                                          4.2
Delaware Law                                                1.1
Dissenting Shares                                           2.1(b)
Effective Time                                              1.2
Election Form                                               2.1(c)
Election Deadline                                           2.1(d)
ESPP                                                        4.3(vi)
Environmental Law                                           3.8(a)
Environmental Reports                                       4.10(c)
ERISA                                                       4.11(b)
Exchange Act                                                3.4(b)
Exchange Agent                                              2.4(a)
Exchange Fund                                               2.4(a)
Exchange Ratio                                              2.1(a)(i)
Financial Advisor                                           6.5(a)

Governmental Entity                                         4.10(a)
Hart-Scott-Rodino Act                                       3.4(b)
Hazardous Materials                                         3.8(a)
Indemnified Parties                                         6.7
Information Statement                                       5.4(a)(i)
Joint Proxy/Information Statement                           5.4(a)(i)
Massachusetts Law                                           1.1
Merger                                                      1.1
Merger Sub I                                                Recital
Merger Sub II                                               Recital
Merger Subsidiary                                           1.1
New Parent                                                  Recital
New Parent Common Stock                                     2.1(a)(i)
Notice of Qualified Acquisition Proposal                    6.5(c)
Option Exchange Ratio                                       5.5(a)
Parent                                                      Recital
Parent Applicable Laws                                      3.9
Parent Commission Filings                                   3.5(a)
Parent Common Stock                                         2.1(a)(i)
Parent Disclosure Schedule                                  Article 3
                                                            Introduction
Parent Material Adverse Effect                              3.1
Parent Merger                                               Recital
Parent Merger Consideration                                 2.2
Parent Option                                               3.2(a)
Parent Option Plan                                          3.2(a)
Parent Preferred Shares                                     3.2(a)
Parent Shares                                               2.2
Parent Subsidiaries                                         3.1
Party                                                       1.1
Proxy Statement                                             5.4(a)(i)
Qualified Acquisition Proposal                              6.5(a)
Qualified Commercial Bank                                   2.4(d)
Registration Statement                                      5.4(a)(i)
Rights Agreement                                            4.13
Securities Act                                              3.4(b)
Special Meeting                                             2.1(b)
Stock Election                                              2.1(a)
Stock Option Agreement                                      Recital
Substitute Option                                           5.5(a)
Surviving Corporation                                       1.1
Tax                                                         4.14
Tax Returns                                                 4.14
Third Party                                                 6.5(a)

Trigger Event                                               6.3(d)
Voting Agreement                                            4.13
Western Resources Voting Agreement                          Recital
1994 Plan                                                   3.2
1991 Directors Plan                                         4.3
1991 Plan                                                   4.3

                        AMENDED AND RESTATED AGREEMENT
                     AND PLAN OF CONTRIBUTION AND MERGER


      THIS AMENDED AND RESTATED AGREEMENT AND PLAN OF
CONTRIBUTION AND MERGER (this "Agreement"), dated as of October 28, 1998, is by and among Protection One, Inc., a corporation organized under the laws of the State of Delaware (the "Parent"), Protection One Acquisition Holding Corporation, a corporation organized under the laws of the State of Delaware and a wholly owned subsidiary of Parent (the "New Parent"), P-1 Merger Sub, Inc., a corporation organized under the laws of the Commonwealth of Massachusetts and a wholly owned subsidiary of New Parent (the "Merger Sub I"), P-1 Merger Sub, Inc., a corporation organized under the laws of the State of Delaware and a wholly owned subsidiary of New Parent (the "Merger Sub II"), and Lifeline Systems, Inc., a corporation organized under the laws of the Commonwealth of Massachusetts (the "Company").

                                  BACKGROUND

            A. The Parent, New Parent, Merger Sub I, Merger Sub II and the Company are parties to an Agreement and Plan of Contribution and Merger dated as of October 18, 1998 (the "Initial Merger Agreement") and wish to amend and restate the Initial Merger Agreement in its entirety by executing this Agreement to permit holders of Company Shares (as defined below) to make the Stock Election (as defined below).

            B. The respective Boards of Directors of the Company and Merger Sub I have each duly approved the merger of Merger Sub I and the Company on the terms and subject to the conditions of this Agreement (the "Company Merger"), as a result of which the Company will become a wholly owned subsidiary of New Parent. New Parent, as the sole stockholder of Merger Sub I has duly approved the Company Merger and the Board of Directors of the Company has duly resolved to recommend approval of the Company Merger by its stockholders.

            C. The respective Boards of Directors of Parent and Merger Sub II have each duly approved the merger of Merger Sub II and Parent on the terms and subject to the conditions of this Agreement (the "Parent Merger"), as a result of which Parent will become a wholly owned subsidiary of New Parent. New Parent, as the sole stockholder of Merger Sub II has duly approved the Parent Merger and the Board of Directors of Parent has duly resolved to recommend approval of the Parent Merger by its stockholders.

            D. Concurrently with the execution and delivery of the Initial Merger Agreement and as a condition to Parent's willingness to enter into the Initial Merger Agreement and this Agreement, Parent and the Company entered into a Stock Option Agreement (the "Stock Option Agreement") attached as Annex A hereto.

            E. Concurrently with the execution and delivery of the Initial Merger Agreement, and as a condition to Parent's willingness to enter into the Initial Merger Agreement and this Agreement, Parent and each director and executive officer of the Company entered into a Voting Agreement (the "Voting Agreement") in the form attached as Annex B hereto.

            F. Concurrently with the execution and delivery of the Initial Merger Agreement, and as a condition to the Company's willingness to enter into the Initial Merger Agreement and this Agreement, the Company and Westar Capital, Inc., the controlling stockholder of Parent, entered into a Voting Agreement (the "Western Resources Voting Agreement") attached as Annex C hereto.

            G. For United States federal income tax purposes, it is intended that the formation of New Parent and the Mergers to effectuate the contribution of all of the outstanding shares of Common Stock of the Company and Parent to New Parent constitute an exchange under Section 351 of the Internal Revenue Code of 1986, as amended (the "Code"), and that the Parent Merger also constitute a reorganization within the meaning of Section 368 of the Code.

      NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, Parent, New Parent, Merger Sub I, Merger Sub II and the Company hereby agree as follows:


                                   ARTICLE 1
                                  THE MERGERS

      1.1 The Mergers. Subject to and upon the terms and conditions of this Agreement, at the Effective Time (as hereinafter defined) (i) Merger Sub I shall be merged with and into the Company in accordance with this Agreement and the applicable provisions of the Massachusetts Business Corporation Law (the "Massachusetts Law"), the separate corporate existence of Merger Sub I shall cease and the Company shall continue as the surviving corporation and as a wholly owned subsidiary of New Parent, and (ii) Merger Sub II shall be merged with and into Parent in accordance with this Agreement and the applicable provisions of the General Corporation Law of the State of Delaware (the "Delaware Law"), the separate corporate existence of Merger Sub II shall cease and Parent shall continue as the surviving corporation and as a wholly owned subsidiary of New Parent. The Company Merger and the Parent Merger are herein collectively referred to as the "Mergers" and each individually as a "Merger". The Company and Parent, as the surviving corporations after the Mergers, are herein sometimes collectively referred to as the "Surviving Corporations" and each individually as a "Surviving Corporation". Merger Sub I and Merger Sub II are herein sometimes collectively referred to as the

"Merger Subsidiaries" and each individually as a "Merger Subsidiary". Parent, New Parent, the Company, Merger Sub I and Merger Sub II are herein referred to collectively as the "Parties" and each individually as a "Party."

      1.2 Effective Time. As promptly as practicable after the satisfaction or waiver of the conditions set forth in Article 7 hereof, the Parties shall cause the Mergers to be consummated concurrently by (a) delivering to the Secretary of State of the Commonwealth of Massachusetts Articles of Merger with respect to the Company Merger, in such form as required by, and executed and acknowledged in accordance with, the relevant provisions of Massachusetts Law and (b) filing a Certificate of Merger with the Secretary of State of the State of Delaware with respect to the Parent Merger, in such form as required by, and executed in accordance with, the relevant provisions of Delaware Law (the time of the later of such filings to occur being the "Effective Time").

      1.3 Effect of the Merger. At the Effective Time, (i) the Company shall continue its corporate existence under the laws of the Commonwealth of Massachusetts and the Company Merger shall have the effects set forth in Section 80 of Chapter 156B of the Massachusetts Law and (ii) Parent shall continue its corporate existence under the laws of the State of Delaware and the Parent Merger shall have the effects set forth in Section 259 of the Delaware Law.

      1.4 Further Actions. If, at any time after the Effective Time, either of the Surviving Corporations shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to continue in, vest, perfect or confirm of record or otherwise in such Surviving Corporation its right, title or interest in, to or under any of the rights, properties, privileges, franchises or assets of either of its constituent corporations or otherwise to carry out this Agreement, the officers and directors of such Surviving Corporation shall be directed and authorized to execute and deliver, in the name and on behalf of any of such constituent corporations or the Merger Subsidiaries, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties, privileges, franchises or assets in such Surviving Corporation or otherwise to carry out this Agreement.

      1.5 Articles of Organization; By-Laws; Directors and Officers. Unless otherwise agreed by Parent and Company before the Effective Time, at the Effective Time:

            (i) The Articles of Organization of the Company as in effect immediately prior to the Effective Time (including the purposes of the Surviving Corporation and the total number of shares and the par value, if any, of each class of stock which the Surviving Corporation is authorized to issue) shall be the Articles of Organization of the Company as a Surviving Corporation, and the Certificate of Incorporation of Parent as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of Parent as a Surviving Corporation (except that the Certificate of Incorporation of Parent shall be amended by virtue of the Parent Merger to change the name of Parent to "Protection One Holding Corporation"), in each case until thereafter amended as provided by law and such Articles of Organization or Certificate of Incorporation, as the case may be.

            (ii) The respective Bylaws of each of Company and Parent in each case as in effect immediately prior to the Effective Time, shall be the Bylaws of Company and Parent, respectively, as a Surviving Corporation in each case until thereafter amended as provided by law and the Articles of Organization or Certificate of Incorporation, as the case may be, of such Surviving Corporation and such Bylaws; and

            (iii) (x) The directors of Merger Sub I and Merger Sub II immediately prior to the Effective Time shall be the directors of Company and Parent, respectively, as the respective Surviving Corporations from and after the Effective Time, in each case until their successors are elected or appointed and qualified or until their resignation or removal; and (y) the officers of Parent and Company immediately prior to the Effective Time shall be the officers of Parent and Company, respectively, as the respective Surviving Corporations from and after the Effective Time, in each case until their successors are elected or appointed and qualified or until their resignation or removal.

      1.6 Corporate Identity. The Company and Parent agree that immediately after the Effective Time, the corporate name of New Parent shall be changed to "Protection One, Inc." (and the Company and Parent agree that they shall take such actions in connection with the consummation of the transactions contemplated by this Agreement as may be necessary to ensure that such name change may be effected without further action by the stockholders of New Parent immediately following the consummation of the Mergers).


                                   ARTICLE 2
                           CONVERSION OF SECURITIES

      2.1   Conversion of Securities - The Company Merger

            (a) At the Effective Time, by virtue of the Company Merger and without any action on the part of Merger Sub I, the Company, the Surviving Corporation of the Company Merger or the holder of any of the following securities:

                  (i) subject to Section 2.1(b), each share of Common Stock,
            $0.02 par value per share, of the Company (the "Company Shares") issued and outstanding immediately prior to the Effective Time (other than Company Shares to be cancelled pursuant to clause (ii) below and any Dissenting Shares (as defined below)) together with the associated Right (hereafter defined) issued or issuable pursuant to the Rights Agreement (hereafter defined) shall be cancelled and extinguished and be converted into and become a right to receive (without interest thereon) (x) (subject to the proviso set forth below) $14.50 in cash (the "Cash Consideration"), (y) the number of shares of New Parent Common Stock, $.01 par value per share ("New Parent Common Stock") equal to the Exchange Ratio (as defined below) and (z) cash in lieu of fractional shares as contemplated by Section 2.4(b); provided, however, that each holder of Company Shares shall be entitled to elect (the "Stock Election") to receive, in lieu of all or any portion of the Cash Consideration, additional shares of New Parent Common Stock in an amount equal to the portion of the Cash Consideration with respect to which the Stock Election is made divided by the greater of (1) the Average Closing Price (as defined below) and (2) $9.50 (the consideration referred to in clauses (x),
            (y) and (z) being collectively referred to as the "Company Merger Consideration").

            The term "Exchange Ratio" means:

                  (A)   1.7857 if the Average Closing Price is less than $7.00;

                  (B) the quotient obtained by dividing (x) $12.50 by (y) the Average Closing Price, if the Average Closing Price is equal to or greater than $7.00 but less than $8.19;

                  (C) 1.5263 if the Average Closing Price is equal to or greater than $8.19 but less than $9.50;

                  (D) the quotient obtained by dividing (x) $14.50 by (y) the Average Closing Price, if the Average Closing Price is equal to or greater than $9.50 but less than $11.00; and

                  (E) 1.3182 if the Average Closing Price is equal to or greater than $11.00.

            The term "Average Closing Price" means the average of the closing prices of the Parent Common Stock, par value $.01 per share (the "Parent Common Stock") on the Nasdaq National Market or the New York Stock Exchange (as reported in The Wall Street Journal or, if not reported thereby, any other authoritative source) during the ten most recent trading days on which shares of Parent Common Stock actually traded ending three trading days prior to the date on which stockholders of the Company approve the Merger;

                  (ii) each Company Share that is issued and outstanding
            immediately prior to the Effective Time and owned by New Parent, the Merger Subsidiaries or the Company shall be cancelled and retired, and no payment shall be made with respect thereto; and

                  (iii) each share of Merger Sub I's capital stock issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation of the Company Merger.

            (b) Notwithstanding Section 2.1(a), Company Shares outstanding immediately prior to the Effective Time and held by a holder who, acting in accordance with Sections 86 to 98 of Chapter 156B of the Massachusetts Law, (i) prior to the special meeting at which the Company's stockholders vote to approve the Company Merger (the "Special Meeting") has delivered to the Company written notice of such holder's intention to demand payment for his Company Shares if the Company Merger is effectuated and (ii) has not voted in favor of the Merger ("Dissenting Shares"), shall not be converted into a right to receive the Company Merger Consideration, unless such holder withdraws or otherwise loses his right to demand payment for his Company Shares. If after the Effective Time such holder withdraws or loses his right to demand payment for his Company Shares, such Company Shares shall be treated as if they had been converted as of the Effective Time into the right to receive the Company Merger Consideration payable in respect of such Company Shares pursuant to Section 2.1(a)(i).

            (c) Subject to paragraph (d) below, each person who is a record holder of Company Shares (other than holders of shares of Company Shares to be cancelled as set forth in Section 2.1(a)(ii) or Dissenting Shares) shall have the right to submit an election form (the "Election Form") specifying the portion of the Cash Consideration, if any, that such person desires to have converted into the right to receive New Parent Common Stock pursuant to the proviso set forth in Section 2.1(a)(i) above.

            (d) Stock Elections shall be made by record holders of Company Shares by mailing to the Exchange Agent an Election Form. Parent, New Parent and the Company shall each use its reasonable best efforts to mail the Election Form (which shall be part of an appropriate letter of transmittal), with a Proxy Statement (as defined in Section 5.4), to the record holders of the Company Shares for the Special Meeting, and to all persons who become record holders of Company Shares during the period between the record date for the Special Meeting and 10:00 a.m. New York City time, on the date five calendar days prior to the Special Meeting. The Election Form will be available upon request to any person who becomes a record holder of Company Shares after such date and prior to the close of business on the business day prior to the Special Meeting. Any Stock Election shall have been validly made only if the Exchange Agent shall have received by 5:00 p.m. New York City time on the date of the Special Meeting (the "Election Deadline"), an Election Form properly completed and signed (with the signature or signatures thereof guaranteed to the extent required by the Election Form) by such holder accompanied by such holder's Certificates representing Company Shares, or by an appropriate guarantee of delivery of such Certificates representing Company Shares from a member of any registered national securities exchange or of the National Association of Securities Dealers, Inc. or a commercial bank or trust company in the United States or such other person acceptable to New Parent, as set forth in such Election Form. Any holder of Company Shares who has made an election by submitting an Election Form to the Exchange Agent may at any time prior to the Election Deadline change such holder's election by submitting a revised Election Form, properly completed and signed that is received by the Exchange Agent prior to the Election Deadline. Any holder of Company Shares may at any time prior to the Election Deadline revoke his election and withdraw his Company Certificates deposited with the Exchange Agent by written notice to the Exchange Agent received prior to the Election Deadline. New Parent will have the discretion, which it may delegate in whole or in part to the Exchange Agent, to determine whether Election Forms have been properly completed, signed and submitted or revoked and to disregard immaterial defects in the Election Forms. The decision of New Parent (or the Exchange Agent) in such matters shall be conclusive and binding. Neither New Parent or the Exchange Agent will be under any obligation to notify any person of any defect in an Election Form submitted to the Exchange Agent. The Exchange Agent shall also make all computations contemplated by this Section 2.1 and all such computations shall be conclusive and binding on the holders of Company Shares. As of the Election Deadline, all holders of Company Shares at the Election Deadline that shall not have submitted to the Exchange Agent or shall have properly revoked an effective, properly completed Election Form, shall be deemed not to have made a Stock Election. If New Parent or the Exchange Agent shall determine that any purported Stock Election was not properly made, such purported Stock Election shall be of no force and effect.

            (e) Parent (with the consent of the Company which shall not be unreasonably withheld) shall have the right to make rules, not inconsistent with the terms of this Agreement, governing the validity of the Election Forms, the issuance and delivery of certificates for New Parent Common Stock into which shares of Company Shares are converted in the Company Merger, and the payment of cash for shares of Company Shares converted into the right to receive cash in the Company Merger.

            (f) The Company shall give the New Parent and Merger Sub I prompt notice of any demands for payment, or notices of intent to demand payment, received by the Company with respect to Company Shares, and New Parent and Merger Sub I shall have the right to participate in (and control) all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of New Parent or as otherwise required by law, make any payment with respect to, or settle, or offer to settle, any such demands.

      2.2   Conversion of Securities - The Parent Merger

            At the Effective Time, by virtue of the Parent Merger and without any action on the part of Merger Sub II, Parent, the Surviving Corporation of the Parent Merger or the holder of any of the following securities:

            (i) each share of Parent Common Stock ("Parent Shares"), issued and outstanding immediately prior to the Effective Time (other than Parent Shares to be cancelled pursuant to clause (ii) below) shall be converted into and become one fully paid and nonassessable share of New Parent Common Stock (the "Parent Merger Consideration");

            (ii) each Parent Share that is issued and outstanding and owned by Parent, New Parent, or Merger Sub II shall be cancelled and retired, and no shares of New Parent Common Stock shall be issued with respect thereto; and

            (iii) each share of Merger Sub II's capital stock issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation of the Parent Merger.

      2.3 Cancellation of Certain New Parent Stock; Other Matters Affecting New Parent Common Stock.

            (a) At the Effective Time, the shares of New Parent Common Stock held by Parent shall be cancelled and retired and all consideration paid by Parent in respect thereof shall be returned. No shares of stock or other securities of New Parent or any other corporation shall be issuable, and no other payment or consideration shall be made, with respect to such shares of New Parent Common Stock.

            (b) At the Effective Time, New Parent shall assume all stock options and warrants of Parent issued and outstanding immediately prior to the Effective Time and such assumed options and warrants will be exercisable for the same exercise price and for the same number of shares of New Parent Common Stock as previously applied to Parent Common Stock. The adjustments provided herein with respect to any options which are "incentive stock options" (as defined in Section 422 of the Code) shall be effected in a manner consistent with Section 424(a) of the Code.

      2.4   Exchange of Certificates.

            (a) As of the Effective Time, a bank or trust company to be designated by the Parent or the New Parent prior to the record date for the Special Meeting and consented to by the Company (such consent not to be unreasonably withheld or delayed) (the "Exchange Agent") shall act as exchange agent in effecting the exchange, for the Company Merger Consideration, of certificates (the "Certificates") that, prior to the Effective Time, represented Company Shares entitled to exchange pursuant to Section 2.1(a)(i). The New Parent shall deposit with the Exchange Agent in trust for the benefit of the holders of Certificates formerly representing Company Shares, cash together with certificates for such number of shares of New Parent Common Stock into which the Company Shares are converted pursuant to Section 2.1(a)(i)(together with any dividends or distributions with respect thereto with a record date after the Effective Time, the "Exchange Fund"). Promptly after the Effective Time (but in any event within three business days thereof), the New Parent shall cause to be mailed to each record holder of Certificates that immediately prior to the Effective Time represented Company Shares (and which shall not previously have been surrendered in connection with a Stock Election) a form of letter of transmittal and instructions for use in surrendering such Certificates and receiving the Company Merger Consideration therefor. Subject to any applicable withholding tax requirements, upon the surrender of each such Certificate together with a duly completed and executed letter of transmittal, the Exchange Agent shall (x) pay to the holder of such Certificate formerly representing Company Shares cash equal to the amount of cash due such holder after giving effect to any Stock Election made by such holder and (y) issue to the holder of such Certificate a certificate for that number of shares of the New Parent Common Stock equal to the number of shares of New Parent Common Stock due under the Company Merger Consideration elected by such holder, and such Certificate shall forthwith be cancelled. Only certificates for whole shares of New Parent Common Stock shall be issued, with cash paid in lieu of fractional shares as provided in Section 2.4(b) below. Until so surrendered and exchanged, each such Certificate (other than Certificates representing Company Shares held by New Parent or the Company or Dissenting Shares) shall represent solely the right to receive the Company Merger Consideration therefor. If any certificates for New Parent Common Stock are to be issued to a person other than the holder in whose name the Certificate formerly representing Company Shares surrendered in exchange therefor is registered, it shall be a condition to such issuance that the person requesting such issuance shall pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of such certificates for New Parent Common Stock to a person other than the registered holder of the Certificate surrendered, or such person shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to a holder of Company Shares for any Company Merger Consideration delivered to a public official pursuant to applicable abandoned property, escheat and similar laws.

            (b) No fractional shares of New Parent Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution of the New Parent shall relate to such fractional share interests and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of the New Parent. As promptly as practicable following the Effective Time, the New Parent shall pay to each record holder of Company Shares an amount in cash, if any, equal to the product obtained by multiplying
(i) the fractional share interest to which such holder (after taking into account all Company Shares held at the Effective Time by such holder) would otherwise be entitled by (ii) the Average Closing Price. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Company Shares with respect to any fractional share interests, the Exchange Agent will make available such amounts to such holders subject to the terms of
Section 2.4(c).

            (c) No dividends or other distributions with respect to New Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate formerly representing Company Shares with respect to the shares of New Parent Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.4(b), and all such dividends, other distributions and cash in lieu of fractional shares of New Parent Common Stock shall be paid by New Parent to the Exchange Agent and shall be included in the Exchange Fund, in each case until the due and valid surrender of such Certificate in accordance with this Article 2. Subject to the effect of applicable abandoned property, escheat or similar laws and laws with respect to the withholding of taxes, following the due and valid surrender of any such Certificate there shall be paid to the holder of the Certificate representing whole shares of New Parent Common Stock issued in the exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of New Parent Common Stock and the amount of any cash payable in lieu of a fractional share of New Parent Common Stock to which such holder is entitled pursuant to Section 2.4(b) and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of New Parent Common Stock. The New Parent shall make available to the Exchange Agent cash (or the other property so distributed) for these purposes.

            (d) To the extent not immediately required for payment for fractional shares or dividends, the Exchange Fund (excluding shares of New Parent Common Stock) shall be invested by the Exchange Agent, as directed by the New Parent (so long as such directions do not impair the rights of holders of Company Shares), in direct obligations of the United States of America, obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, commercial paper rated of the highest quality by Moody's Investors Services, Inc. or Standard & Poor's Corporation, or certificates of deposit issued by a commercial bank having at least $300,000,000 in assets (a "Qualified Commercial Bank"); and any net earnings with respect thereto shall be paid to the New Parent as and when requested by the New Parent.

            (e) Promptly following the date that is one year after the Effective Time, the Exchange Agent shall deliver to the New Parent all shares of New Parent Common Stock, cash, certificates and other documents in its possession relating to the transactions described in this Agreement, and the Exchange Agent's duties shall terminate. Thereafter, each holder of a Certificate formerly representing a Company Share may surrender such Certificate to the New Parent and receive (subject to applicable abandoned property, escheat and similar laws) in exchange therefor (subject to any applicable withholding tax requirements) the Company Merger Consideration therefor, together with payment for any fractional shares or dividends pursuant to Sections 2.4(b) and (c) without any interest thereon but such holders shall have no greater rights against any Surviving Corporation or the New Parent than may be accorded to general creditors of any Surviving Corporation or the New Parent under applicable law.

            (f) After the Effective Time, there shall be no transfers on the stock transfer books of the Company, the Parent or the Surviving Corporations of any Company Shares or Parent Shares. If, after the Effective Time, Certificates formerly representing Company Shares are presented to the Surviving Corporation of the Company Merger or the Exchange Agent, they shall be cancelled and exchanged (subject to any applicable withholding tax requirements) for the Company Merger Consideration, as provided in this Article 2, subject to applicable law in the case of Dissenting Shares.

            (g) From and after the Effective Time, holders of Certificates theretofore evidencing Company Shares shall cease to have any rights as stockholders of the Company, except as provided herein or by law. From and after the Effective Time, holders of Certificates theretofore evidencing Parent Shares shall cease to have any rights as stockholders of the Parent except as provided herein or by law, but shall have all rights as stockholders of New Parent with respect to the number of shares of New Parent Common Stock into which such Parent Shares were converted in the Parent Merger. After the Effective Time, Certificates formerly representing

Parent Shares automatically shall be deemed to represent an equivalent number of shares of New Parent Common Stock.

            (h) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Company Merger Consideration or the Parent Merger Consideration, as appropriate, and, if applicable, any cash in lieu of fractional shares, and unpaid dividends and distributions on shares of New Parent Common Stock deliverable in respect thereof, pursuant to this Agreement.

            (i) If at any time during the period between the date of this Agreement and the Effective Time, (A) any change in the outstanding shares of capital stock of Parent shall occur as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, (B) Parent pays or declares an extraordinary dividend with a record date prior to the Effective Time, or (C) Parent issues Parent Common Stock at prices below the current market price thereof (as reasonably determined by Parent and excluding issuance of shares upon exercise of existing options or warrants or upon conversion of outstanding securities convertible into shares of Parent Common Stock), the Exchange Ratio shall be equitably adjusted.

            (j) If the New Parent or the Exchange Agent is required by applicable withholding tax requirements to withhold amounts from the Company Merger Consideration, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Shares in respect of which such deductions and holdings were made by New Parent or the Exchange Agent.

                                    ARTICLE 3
                         REPRESENTATIONS AND WARRANTIES
              OF THE PARENT, NEW PARENT AND THE MERGER SUBSIDIARIES


      The Parent, New Parent, Merger Sub I and Merger Sub II each represents and warrants to the Company, except as set forth on a Disclosure Schedule previously delivered to the Company the ("Parent Disclosure Schedule") with respect to any representation or warranty set forth below, as follows:

      3.1 Organization and Qualification. Each of the Parent, New Parent, Merger Sub I and Merger Sub II is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation and has all requisite corporate power and authority to carry on its business as it is now being conducted. Each of the Parent, New Parent, Merger Sub I and Merger Sub II is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except for failures to be so qualified or in good standing which would not, in the aggregate, have or reasonably be expected to have a material adverse effect on the business, properties, assets, financial condition or results of operations of the Parent and its subsidiaries ("the Parent Subsidiaries") taken as a whole (but excluding any change, effect, condition, event or circumstance arising out of or attributable to (i) changes, effects, conditions, events or circumstances that generally affect the industries in which the Parent or Parent Subsidiaries operate (including legal and regulatory changes) or (ii) changes arising from the consummation of the transactions contemplated hereby or the announcement of the execution of this Agreement) (a "Parent Material Adverse Effect"). Copies of the charter documents and by-laws of the Parent, New Parent, Merger Sub I and Merger Sub II have heretofore been delivered to the Company and such copies are accurate and complete as of the date hereof.

      3.2   Capitalization.

            (a) The authorized capital stock of the Parent consists of (a) 150,000,000 Parent Shares and (b) 5,000,000 shares of preferred stock, $0.10 par value per share (the "Parent Preferred Shares"). As of the date of this
Agreement:

            (i) 126,825,441 Parent Shares were validly issued and outstanding, fully paid and nonassessable and no Parent Preferred Shares were issued or outstanding;

            (ii) No Parent Shares and no Parent Preferred Shares were held in the treasury of the Parent;

            (iii) 9,245,529 Parent Shares are reserved for issuance pursuant to the Convertible Notes.

            (iv) 4,200,000 Parent Shares are reserved for issuance pursuant to the Parent's 1997 Long-Term Incentive Plan (the "1997 LTIP");

            (v) 2,750,238 Parent Shares are reserved for issuance pursuant to an option issued to Western Resources, Inc., the parent company of Westar Capital, Inc.;

            (vi) 1,214,678 Parent Shares are reserved for issuance pursuant to certain warrants issued in 1993 and 1995;

            (vii) 973,165 Parent Shares are reserved for issuance pursuant to the Parent's 1994 Stock Option Plan (the "1994 Plan");

            (viii)560,134 Parent Shares are reserved for issuance pursuant to the Parent's employee stock purchase plan;

            (ix) 347,800 Parent Shares are reserved for issuance pursuant to the Parent's 401(k) plan; and

            (x) 103,697 Parent Shares are reserved for issuance pursuant to a warrant held by a bank.

The 1997 LTIP and the 1994 Plan are sometimes hereinafter referred to collectively as the "Parent Option Plans" and individually as a "Parent Option Plan," and the options granted thereunder are hereinafter referred to collectively as the "Parent Options" and individually as a "Parent Option." Except as set forth above in this Section 3.2, as of the date hereof, there are no other shares of capital stock or other equity securities of the Parent outstanding and no other outstanding options, warrants, rights to subscribe to (including any preemptive rights), calls or commitments of any character whatsoever to which the Parent or any of the Parent Subsidiaries is a party or may be bound requiring the issuance, transfer or sale of any shares of capital stock or other securities of the Parent or any of the Parent Subsidiaries or any securities or rights convertible into or exchangeable or exercisable for any such shares or securities, and, as of the date hereof, there are no contracts, commitments, understandings or arrangements by which the Parent or any of the Parent Subsidiaries is or may become bound to issue additional shares of their capital stock or options, warrants or rights to purchase or acquire any additional shares of their capital stock or securities convertible into or exchangeable or exercisable for any such shares. All of the outstanding Parent Shares have been validly issued and are fully paid and non-assessable.

            (b) The authorized capital stock of the New Parent consists of (a) 250,000,000 shares of New Parent Common Stock of which 1,000 shares are issued and outstanding and owned beneficially and of record by Parent and (b) 50,000,000 shares of preferred stock, $0.10 par value per share, none of which are issued or outstanding. All of the outstanding shares of New Parent Common Stock have been validly issued and are fully paid and non-assessable.

      3.3 Authority. Each of the Parent, New Parent, Merger Sub I and Merger Sub II has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Parent, New Parent, Merger Sub I and Merger Sub II and the consummation by the Parent, New Parent, Merger Sub I and Merger Sub II of the transactions contemplated hereby have been duly authorized by the respective Boards of Directors of the Parent, New Parent, Merger Sub I and Merger Sub II and by the Parent as the sole stockholder of New Parent and by New Parent as the sole stockholder of the Merger Subsidiaries and no other corporate proceedings on the part of the Parent, New Parent or the Merger Subsidiaries are necessary to authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby by the Parent, New Parent or the Merger Subsidiaries except for the approval of the Parent Merger by holders of Parent Common Stock. This Agreement has been duly executed and delivered by the Parent, New Parent, Merger Sub I and Merger Sub II and constitutes a valid and binding obligation of each of them, enforceable against each of them in accordance with its terms, subject to applicable bankruptcy, insolvency and other laws pertaining to creditors' rights in general.

      3.4   Compliance.

            (a) Neither the execution and delivery of this Agreement by the Parent, New Parent and the Merger Subsidiaries nor the consummation by them of the transactions contemplated hereby, nor compliance by the Parent, New Parent and the Merger Subsidiaries with any of the provisions hereof will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Parent, New Parent or the Merger Subsidiaries under, any of the terms, conditions or provisions of (x) the charter or by-laws of the Parent, New Parent or the Merger Subsidiaries or
(y) any note, bond, mortgage, indenture, deed of trust, license, lease, or any other agreement or instrument or obligation to which the Parent, New Parent or the Merger Subsidiaries is a party, or to which any of them, or any of their respective properties or assets, may be subject, or (ii) subject to compliance with the statutes and regulations referred to in the next paragraph, violate any Parent

Applicable Law (as defined in Section 3.9 below); except, in the case of each of clauses (i)(y) and (ii) above, for such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens, security interests, charges or encumbrances that, would not have a Parent Material Adverse Effect and would not materially adversely affect the ability of the Parent, New Parent and the Merger Subsidiaries to perform their obligations under this Agreement.

            (b) Other than in connection with or in compliance with the provisions of the Massachusetts Law, Delaware Law, the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the "blue sky" laws of various states and the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations thereunder (the "Hart-Scott-Rodino Act"), no notice to, filing with, or authorization, consent or approval of, any Governmental Entity (as defined in Section 4.10(a)) is necessary for the consummation by the Parent, New Parent or the Merger Subsidiaries of the transactions contemplated by this Agreement, unless the failure to give such notices, make such filings, or obtain such authorizations, consents or approvals would not, in the aggregate, materially impair the ability of the Parent, New Parent and the Merger Subsidiaries to perform their obligations hereunder and would not have a Parent Material Adverse Effect.

      3.5   Commission Filings.

            (a) The Parent has filed with the Commission all required reports, schedules, forms, statements and other documents from January 1, 1994 through the date hereof. All documents filed by the Parent with the Commission pursuant to the Securities Act or the Exchange Act since January 1, 1994 are referred to herein as the "Parent Commission Filings." The Parent Commission Filings (i) were prepared, in all material respects, in accordance with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder, (ii) did not at the time they were filed (or, if filed and amended prior to the date of this Agreement, at the time they were amended prior to the date hereof, or, if first filed after the date of this Agreement and amended, at the time they were amended) contain any untrue statement of material fact, and (iii) did not at the time they were filed (or, if filed and amended prior to the date of this Agreement, at the time they were amended prior to the date hereof, or, if first filed after the date of this Agreement and amended, at the time they were amended) omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.

      Each of the audited consolidated financial statements and unaudited interim consolidated financial statements (including any related notes or schedules) included in the Parent Commission Filings was prepared in accordance with generally accepted accounting principles applied on a consistent basis, except as may be indicated therein or in the notes or schedules thereto, and fairly presented in all material respects the consolidated financial position of the Parent and the Parent Subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended, subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments and the absence of complete notes.

            (b) None of the information supplied or to be supplied by the Parent, New Parent or the Merger Subsidiaries for inclusion or incorporation by reference in (i) the Registration Statement (as defined herein) will, at the time the Registration Statement is filed with the Commission and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Joint Proxy Statement/Information Statement (as defined herein) will, at the date mailed to stockholders of the Company and Parent and at the time of the meeting of stockholders of the Company to be held in connection with the Company Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time, any event with respect to the Parent, New Parent, the Merger Subsidiaries, their respective officers and directors or any of their subsidiaries should occur which is required to be described in an amendment of, or a supplement to, the Registration Statement or the Joint Proxy Statement/Information Statement, Parent shall promptly so advise the Company and such event shall be so described, and such amendment or supplement (which the Company shall have a reasonable opportunity to review) shall be promptly filed with the Commission and, as and to the extent required by law, disseminated to the stockholders of Parent. The Registration Statement will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder and the Joint Proxy Statement/Information Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made with respect to statements made or incorporated by reference therein based on information supplied by the Company specifically for inclusion or incorporation by reference in such documents.

      3.6 Litigation. There are no actions, suits, proceedings or investigations pending or, to the best knowledge of the Parent, threatened against the Parent, New Parent, the Merger Subsidiaries or any of the Parent Subsidiaries that could reasonably be expected to have a Parent Material Adverse Effect or to materially adversely affect the Parent's, New Parent's, Merger Sub I's or Merger Sub II's ability to perform its respective obligations under this Agreement.

      3.7 Changes. Except as contemplated by this Agreement or as disclosed in the Parent Disclosure Schedule or in the Parent Commission Filings, since June 30, 1998, the Parent and the Parent Subsidiaries, taken as a whole, have conducted their business only in the ordinary and usual course, and there has not occurred any change, effect, condition, event or circumstance which has a Parent Material Adverse Effect.

      3.8   Environmental Matters.

            (a) The Parent and the Parent Subsidiaries have complied in all respects with all applicable Environmental Laws (as defined below), except for such noncompliance which would not have a Parent Material Adverse Effect. For purposes of this Agreement, "Environmental Law" means any foreign, U.S. federal, provincial, state or local law, statute, ordinance, rule or regulation or the common law relating to the environment or occupational health and safety, including without limitation, any statute, ordinance, regulation or order pertaining to (i) release, manufacture, use, processing, distribution, treatment, storage, disposal, handling, generation or transportation of Hazardous Materials (as defined below); (ii) air, water and noise pollution;
(iii) groundwater and soil contamination; (iv) the release or threatened release into the environment of Hazardous Materials, including without limitation emissions, discharges, injections, spills, escapes or dumping of Hazardous Materials; (v) the protection of wild life, marine sanctuaries and wetlands, including without limitation all endangered and threatened species; (vi) storage tanks, vessels and containers; (vii) underground and other storage tanks or vessels, abandoned, disposed or discarded barrels, containers and other closed receptacles; and (viii) health and safety of employees and other persons. As used herein the term "Environmental Laws" shall include, without limitation, the Clean Water Act, also known as the Federal Water Pollution Control Act, 33 U.S.C. ss.ss. 1251, et seq.; the Clean Air Act, 42 U.S.C. ss.ss. 7401, et seq.; the Federal Insecticide, Fungicide and Rodenticide Act (FIFRA), 7 U.S.C. ss. 136; the Surface Mining Control and Reclamation Act of 1977 (SMCRA), 30 U.S.C. ss.ss. 1201, et seq.; the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. ss.ss. 9601, et seq. (CERCLA); the Superfund Amendments and Reauthorization Act of 1986, Pub. L. No. 99-499, 100 Stat. 1613; the Emergency Planning and Community Right-to-Know Act of 1986 (CEPCRA), 42 U.S.C. ss.ss. 11001, et seq.; the Resource Conversation and Recovery Act of 1976
(OSHA) as amended, 29 U.S.C. ss.ss. 655 and 657; the Carpenter-Presley-Tanner Hazardous Substances Account Act; the California Health & Safety Code ss.ss. 25300, et seq., the Massachusetts Hazardous Waste Management Act, M.G.L. c. 21C; the Massachusetts Oil and Hazardous Materials Release, Prevention and Response Act, M.G.L. c. 21E; the Massachusetts Toxics Use Reduction Act, M.G.L. c. 211; the Massachusetts Air Pollution Control Act, M.G.L. c. 111, ss.ss.142A-142M; and the Massachusetts Water Pollution Control Act, M.G.L. c. 21, together, in each case, with any amendment thereto, and the regulations and rules adopted and the official publications promulgated thereunder and all substitutions thereof. As used herein the term "Hazardous Materials" shall mean (i) any chemical, compound, material, mixture or substance that is defined or listed in, or otherwise classified pursuant to, any Environmental Laws as a "hazardous substance," "hazardous material," "hazardous waste," "extremely hazardous waste," "infectious waste," "toxic substance," "toxic pollutant" or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity, or "EP toxicity" and (ii) any petroleum, natural gas, natural gas liquid, liquefied natural gas, synthetic gas usable for fuel (or mixtures of natural gas and such synthetic gas), ash produced by a resource recovery facility utilizing a governmental solid waste stream, and drilling fluids, produced waters, and other wastes associated with the exploration, development or production of crude oil, natural gas, or geothermal resources.

            (b) There have been no releases of any Hazardous Materials into the environment by the Parent or any Parent Subsidiary, or, to the knowledge of the Parent by any other party at any parcel of real property or any facility formerly or currently owned, operated or controlled by the Parent or any Parent Subsidiary which had a Parent Material Adverse Effect.

      3.9 Compliance with Laws; Permits. Neither the Parent nor any Parent Subsidiary (a) is in violation of, or has violated, any Parent Applicable Laws (as defined below) or (b) has received any notice from any Governmental Entity or any other person that either the Parent or any Parent Subsidiary is in violation of, or has violated, any Parent Applicable Laws, except for violations which, individually or in the aggregate, do not have a Parent Material Adverse Effect. The Parent or each Parent Subsidiary have all permits, licenses and franchises from Governmental Entities required to conduct their businesses as now being conducted, except for such permits, licenses and franchises the absence of which would not have a Parent Material Adverse Effect. As used herein the term "Parent Applicable Laws" means all applicable provisions of any laws, statutes, ordinance, codes, rules, regulations or any agency requirements, permits, licenses, judgments, orders, injunctions, decrees or arbitration awards of any Governmental Entities applicable to the Parent or any Parent Subsidiary and material to the conduct of the businesses of the Parent or any Parent Subsidiary as those businesses are now being conducted and the ownership and operation of any of the assets, properties or facilities of the Parent or any Parent Subsidiary, provided, however, that the term Parent Applicable Laws shall not include any Environmental Laws.

      3.10 No Undisclosed Material Liabilities. Except as disclosed in the Parent Commission Filings or on the Parent Disclosure Schedule, and except for liabilities arising since June 30, 1998 in the ordinary course of business, there are no liabilities of the Parent or any of its subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, that would have a Parent Material Adverse Effect.

      3.11 Interim Operations of Merger Subs. Each of the Merger Subsidiaries was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

      3.12 Broker's Fees. Except for Barnes Associates, Inc., no agent, broker, person or firm acting on behalf of the Parent, New Parent, Merger Sub I or Merger Sub II is or will be entitled to any advisory, commission or broker's or finder's fee from any of the parties hereto in connection with any of the transactions contemplated herein.

      3.13 Financing. The Parent has, and will have at the Effective Time, funds and financing arrangements available to it sufficient to provide the funds necessary to pay the cash portion of the Company Merger Consideration and to consummate the Company Merger.


                                   ARTICLE 4
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      The Company represents and warrants to the Parent, New Parent and the Merger Subsidiaries, except as set forth on a Disclosure Schedule previously delivered to the Parent (the "Company Disclosure Schedule") with respect to any representation or warranty set forth below, as follows:

      4.1 Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts and has all requisite corporate power and authority to carry on its business as it is now being conducted. The Company is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except for failures to be so qualified or in good standing which would not, in the aggregate, have or reasonably be expected to have a material adverse effect on the business, properties, assets, financial condition or results of operations of the Company and the Company Subsidiaries (as defined in Section 4.2) taken as a whole (but excluding any change, effect, condition, event or circumstance arising out of or attributable to (i) changes, effects, conditions, events or circumstances that generally affect the industries in which the Company operates (including legal and regulatory changes) or (ii) changes arising from the consummation of the transactions contemplated hereby or the announcement of the execution of this Agreement) (a "Company Material Adverse Effect"). Copies of the charter documents and by-laws of the Company and its Subsidiaries have heretofore been delivered to the Parent and such copies are accurate and complete as of the date hereof.

      4.2 Subsidiaries. The only direct or indirect subsidiaries of the Company (collectively, the "Company Subsidiaries" and, individually, a "Company Subsidiary") are those named in Exhibit 21 to the Company's Annual Report on Form 10-K for the Fiscal Year ended December 31, 1997 as filed with the Commission (the "Company 1997 10-K") and heretofore delivered to the Parent, as amended.

      The Company is, directly or indirectly, the record and beneficial owner of all of the outstanding shares of capital stock in each of the Company Subsidiaries, there are no irrevocable proxies or voting agreements or voting trusts with respect to such shares, and no securities of any of the Company Subsidiaries are or may become required to be issued by reason of any options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights, exercisable for, convertible into or exchangeable for, shares of any capital stock of any Company Subsidiary, and there are no contracts, commitments, understandings or arrangements by which any Company Subsidiary is bound to issue or sell additional shares or purchase shares of its capital stock or securities convertible into or exchangeable for such shares. All of such shares so owned by the Company are validly issued, fully paid and nonassessable and are owned by the Company free and clear of any security interest, claim, lien, encumbrance or agreement of any kind with respect thereto.

      Each Company Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the requisite power and authority to carry on its business as it is now being conducted. Each Company Subsidiary is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except for failures to be so qualified or in good standing that would not have a Company Material Adverse Effect. Copies of the charter documents and by-laws of each Company Subsidiary have heretofore been made available to the Parent and are accurate and complete as of the date hereof.

      Except as disclosed in the Company Disclosure Schedule referred to above or the Company 1997 10-K, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any other corporation, partnership, limited liability company, joint venture or other business association or entity.

      4.3 Capitalization. The authorized capital stock of the Company consists of 20,000,000 shares of Common Stock, $.02 par value. As of the date of this
Agreement:

            (i) 5,826,181 Shares were validly issued and outstanding, fully paid and nonassessable;

            (ii) 592,548 Shares were held in the treasury of the Company;

            (iii) 473,534 Shares were reserved for issuance pursuant to outstanding options heretofore granted under the Company's 1994 Stock Option Plan (the "1994 Plan"), and 106,206 Shares were reserved for future issuances of Company Options pursuant to the 1994 Plan;

            (iv) 344,266 Shares were reserved for issuance pursuant to outstanding options heretofore granted under the Company's 1991 Stock Option Plan (the "1991 Plan"), and 109,541 Shares were reserved for future issuances of Company Options pursuant to the 1991 Plan;

            (v) 107,000 Shares were reserved for issuance pursuant to outstanding options heretofore granted under the Company's 1991 Director Stock Option Plan (the "1991 Director Plan"), and 26,000 Shares were reserved for future issuances of Company Options pursuant to the 1991 Director Plan;

            (vi) 43,499 Shares were reserved for issuance in connection with the offering expiring on October 31, 1998 under the Company's Employee Stock Purchase Plan (the "ESPP"); and

            (vii) 7,500,000 shares of Common Stock have been reserved for issuance under the Rights Agreement (as defined in Section 4.13).

The 1994 Plan, the 1991 Plan and the 1991 Director Plan are sometimes hereinafter referred to collectively as the "Company Option Plans" and individually as a "Company Option Plan," and the options granted thereunder are hereinafter referred to collectively as the "Company Options" and individually as a "Company Option." True and complete copies of all of the Company Option Plans and the ESPP have heretofore been made available to the Parent. The Disclosure Schedule sets forth, with respect to each Company Option, the number of Company Shares that may be purchased upon exercise of such Company Option and the exercise price thereof. Except as set forth above in this Section 4.3, there are no other shares of capital stock or other securities of the Company outstanding and no other outstanding options, warrants, rights to subscribe to (including any preemptive rights), calls or commitments of any character whatsoever to which the Company or any of the Company Subsidiaries is a party or may be bound requiring the issuance, transfer or sale of any shares of capital stock or other securities of the Company or any of the Company Subsidiaries or any securities or rights convertible into or exchangeable or exercisable for any such shares or securities, and there are no contracts, commitments, understandings or arrangements by which the Company or any of the Company Subsidiaries is or may become bound to issue additional shares of their capital stock or options, warrants or rights to purchase or acquire any additional shares of their capital stock or securities convertible into or exchangeable or exercisable for any such shares. Except for the Voting Agreements and as set forth on the Company Disclosure Schedule, to the best of the Company's knowledge, none of the Company Shares is subject to any voting trust, transfer restrictions or other similar arrangements, except for vesting arrangements pursuant to agreements with the Company or restrictions on transfer imposed by the Securities Act and state securities laws. All of the outstanding Company Shares have been validly and legally issued and are fully paid and non-assessable.

      4.4 Authority. The Company has all requisite corporate power and authority to enter into this Agreement and the Stock Option Agreement, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Stock Option Agreement by the Company and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by the Company's Directors and, except for the approval of the Company Merger by its stockholders, no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance by the Company of this Agreement and the Stock Option Agreement and the transactions contemplated hereby and thereby. This Agreement and the Stock Option Agreement have been duly executed and delivered by the Company and constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to applicable bankruptcy, insolvency and other laws pertaining to creditors' rights in general.

      4.5   Compliance.

            (a) Neither the execution and delivery of this Agreement or the Stock Option Agreement by the Company, nor the consummation by the Company of the transactions contemplated hereby or thereby, nor compliance by the Company with any of the provisions hereof or thereof will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance or payment required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company or any Company Subsidiaries, under any of the terms, conditions or provisions of (x) the charter or by-laws of the Company or any Company Subsidiaries, or (y) any note, bond, mortgage, indenture, deed of trust, license, lease, distribution agreement, joint venture agreement or any other agreement or instrument or obligation to which the Company or any Company Subsidiaries is a party, or to which any of them or any of their respective properties or assets, may be subject, or (ii) subject to compliance with the statutes and regulations referred to in the next paragraph, violate any Company Applicable Laws (as defined in Section 4.15 below); except, in the case of each of clauses (i)(y) and (ii) above, for such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens, security interests, charges or encumbrances that would not have a Company Material Adverse Effect and would not materially adversely affect the Company's ability to perform its obligations under this Agreement and the Stock Option Agreement.

            (b) Other than in connection with or in compliance with the provisions of the Massachusetts Law, the Securities Act, the Exchange Act, the "takeover" or "blue sky" laws of various states and the Hart-Scott-Rodino Act, no notice to, filing with, or authorization, consent or approval of, any Governmental Entity is necessary for the consummation by the Company of the transactions contemplated by this Agreement and the Stock Option Agreement, unless the failure to give such notices, make such filings, or obtain such authorizations, consents or approvals would not, in the aggregate, materially impair the ability of the Company to perform its obligations hereunder and thereunder and would not have a Company Material Adverse Effect.

      4.6   Commission Filings.

            (a) The Company has filed with the Commission all required reports, schedules, forms, statements and other documents from January 1, 1994 through the date hereof. All documents filed by the Company with the Commission pursuant to the Securities Act or the Exchange Act since January 1, 1994 are referred to herein as the "Company Commission Filings;" the Company 1997 10-K, the Company's Quarterly Reports on Form 10-Q for the periods ended March 31, 1998 and June 30, 1998 and any Report on Form 8-K filed by the Company since January 1, 1998 and prior to the date hereof are collectively referred to as the "Company 1998 Commission Filings." The Company Commission Filings (i) were prepared, in all material respects, in accordance with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder,
(ii) did not at the time they were filed contain any untrue statement of material fact, and (iii) did not at the time they were filed omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.

      Each of the audited consolidated financial statements and unaudited interim consolidated financial statements (including any related notes or schedules) included in the Company Commission Filings was prepared in accordance with generally accepted accounting principles applied on a consistent basis, except as may be indicated therein or in the notes or schedules thereto, and fairly presented in all material respects the consolidated financial position of the Company and the Company Subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended, subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments and the absence of complete notes.

            (b) None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement is filed with the Commission and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Joint Proxy Statement/Information Statement will, at the date mailed to stockholders of the Company and Parent and at the time of the meeting of stockholders of the Company to be held in connection with the Company Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time, any event with respect to the Company, its officers and directors or any of its subsidiaries should occur which is required to be described in an amendment of, or a supplement to, the Registration Statement or the Joint Proxy Statement/Information Statement, the Company shall promptly so advise Parent and such event shall be so described, and such amendment or supplement (which Parent shall have a reasonable opportunity to review) shall be promptly filed with the Commission and, as and to the extent required by law, disseminated to the stockholders of the Company. The Joint Proxy Statement/Information Statement, insofar as it relates to the meeting of the Company's stockholders to vote on the Company Merger, will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made with respect to statements made or incorporated by reference therein based on information supplied by Parent specifically for inclusion or incorporation by reference therein.

      4.7 Litigation. There are no actions, suits, proceedings or investigations pending or, to the best knowledge of the Company, threatened against the Company or any Company Subsidiary, nor is the Company or any Company Subsidiary subject to any order, judgment, writ, injunction or decree, except in either case for matters that could not reasonably be expected to have a Company Material Adverse Effect or to materially adversely affect the Company's ability to perform its obligations under this Agreement.

      4.8 Changes. Except as contemplated by this Agreement or as disclosed in the Company Disclosure Schedule or in the 1998 Commission Filings, since June 30, 1998, the Company and the Company Subsidiaries, taken as a whole, have conducted their business only in the ordinary and usual course, and none of the following has occurred:

            (a) any change, effect, condition, event or circumstance which has a Company Material Adverse Effect;

            (b) any change in accounting methods, principles or practices by the Company materially affecting its assets, liabilities or business, except insofar as may have been required by a change in generally accepted accounting principles;

            (c) any damage, destruction or loss, whether or not covered by insurance, having a Company Material Adverse Effect;

            (d) any declaration, setting aside or payment of dividends or distributions in respect of the Company Shares, or any redemption, purchase or other acquisition of any of its securities;

            (e) any issuance by the Company of, or commitment of the Company to issue, any shares of capital stock or securities convertible into or exchangeable or exercisable for shares of capital stock other than pursuant to the Company Option Plans, the ESPP or the Stock Option Agreement;

            (f) any evaluation by the Company or any Company Subsidiary of any of its respective assets, including, without limitation, writing down the value of inventory or writing off notes or accounts receivables other than in the ordinary course of business and consistent with past practice;

            (g) any action taken by the Company or any Company Subsidiary which is prohibited by Section 5.1; or

            (h) any agreement by the Company to do any of the things described in the preceding clauses (a) through (g) other than as expressly contemplated or provided for herein.

      4.9 Transactions with Affiliates. Except as disclosed in the Company Commission Filings filed and publicly available prior to the date of this Agreement or on the Company Disclosure Schedule, since January 1, 1994, neither the Company nor any Company Subsidiary has entered into any transaction with any current director or officer of the Company or any Company Subsidiary or any transaction which would be subject to proxy statement disclosure under the Exchange Act pursuant to the requirements of Item 404 of Regulation S-K.

      4.10  Environmental Matters.

            (a) The Company and the Company Subsidiaries have complied in all material respects with all applicable Environmental Laws. There is no pending or, to the knowledge of the Company, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding or investigation, inquiry or information request by any court, arbitration tribunal, administrative agency or commission, political subdivision or other governmental or regulatory authority or agency of the United States of America, Canada, any other foreign country, or any state, province, county or other municipality thereof (a "Governmental Entity"), relating to any Environmental Law involving the Company or any Company Subsidiary.

            (b) There have been no releases of any Hazardous Materials into the environment by the Company or any Company Subsidiary, or, to the knowledge of the Company, by any other party at any parcel of real property or any facility formerly or currently owned, operated or controlled by the Company or any Company Subsidiary which would have a Company Material Adverse Effect. With respect to any such releases of Hazardous Materials, the Company has given all notices required to be given by the Company or any Company Subsidiaries to Governmental Entities (copies of which have been provided to the Parent). The Company is not aware of any releases of Hazardous Materials at parcels of real property or facilities other than those owned, operated or controlled by the Company or any Company Subsidiaries that would have a Company Material Adverse Effect on the real property or facilities owned, operated or controlled by the Company or the Company Subsidiaries.

            (c) The Company Disclosure Schedule describes all environmental reports, investigations and audits ("Environmental Reports") conducted by or on behalf of the Company or any Company Subsidiary or, to the knowledge of the Company, conducted by or on behalf of a third party (whether done at the initiative of the Company or directed by a Governmental Entity or other third party) issued or conducted during the past five years relating to premises currently or previously owned or operated by the Company or any Company Subsidiary. Complete and accurate copies of each such Environmental Report conducted by or on behalf of the Company, has been provided to the Parent and complete and accurate copies of all other Environmental Reports conducted by or on behalf of any third party have been provided to the Parent if in the possession or control of the Company.

      4.11  Employee Benefits and Contracts.

            (a) The Company Disclosure Schedule lists all employment agreements, compensation agreements, deferred compensation agreements, severance plans, stay-bonus plans, and describes all other employee benefit plans, including without limitation, pension or retirement plans, profit sharing plans, stock purchase or stock option plans, medical insurance, and bonus plans, to which the Company or any Company Subsidiary is a party. Neither the Company nor any Company Subsidiary is a party or otherwise subject to any collective bargaining agreement governing the wages, hours and terms of employment of its employees, is subject to any actual, or to the knowledge of the Company, threatened with, any material labor dispute involving employees of the Company or any Company Subsidiary, and is not subject to any actual, or, to the knowledge of the Company, threatened demand by its employees for a collective bargaining agreement or recognition by any labor organization. None of the key management employees has indicated to the Company in writing any intention to terminate his or her employment with the Company.

            (b) The Company Disclosure Schedule lists all employee benefit plans (as defined in Section 3(3) of ERISA maintained by the Company or any affiliate thereof. Each of such employee benefit plans complies in all material respects with all applicable requirements of ERISA, and no "reportable event" or "prohibited transaction" (as such terms are defined in ERISA or any applicable foreign law, statute, ordinance, code, rule or regulation) has occurred with respect to any such plan, and no termination, if it has occurred or were to occur before the Effective Time, would present a risk of liability to any Governmental Entity or other persons that would have a Company Material Adverse Effect. The Company has made available to the Parent true and complete copies of: (i) all plan texts and agreements relating to each employee benefit plan; and (ii) all summary plan descriptions (whether or not required to be furnished pursuant to ERISA or any applicable foreign law, statute, ordinance, code, rule or regulation), the most recent annual report (including all schedules thereto) and the most recent annual and periodic accounting of related plan assets.

      Neither the Company nor any affiliate thereof has ever maintained an employee benefit plan subject to Section 412 of the Code or Title IV of ERISA. Each employee benefit plan of the Company or any affiliate intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service confirming such qualification and nothing has occurred that would cause such qualified status to be jeopardized. Neither the Company nor any affiliate has ever had an obligation to contribute to a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA. There are no unfunded obligations under any employee benefit plan of the Company or any affiliate providing benefits after termination of employment to any employee or former employee, including but not limited to retiree health coverage and deferred compensation, but excluding continuation of health coverage required to be continued under Section 4980(B) of the Code. Each employee benefit plan of the Company or any affiliate may be amended or terminated by the Company or such affiliate without the consent or approval of any other person. Except as set forth herein or in the Company Disclosure Schedule, there is no employee benefit plan, stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, or severance benefit plan of the Company or any affiliate, any of the benefits of which will be increased or the vesting of the benefits under which will be accelerated by the occurrence of any of the transactions contemplated by this Agreement or the benefits under which will be calculated on the basis of the transactions contemplated by this Agreement.

            (c) Neither the Company nor any Subsidiary is obligated to make any parachute payment, as defined in Section 280G(b)(2) of the Code, nor will any parachute payment be deemed to have occurred as a result of or arising out of any of the transactions contemplated by this Agreement. Except for acceleration of vesting of Company Options under the Option Plans or as set forth in the Company Disclosure Schedule, the Company has no contract, agreement, obligation or arrangement with any employee or other person, any of the payments or other benefits of which will be increased or the vesting of the benefits under which will be accelerated by any change of control of the Company or the occurrence of any of the transactions contemplated by this Agreement or the benefits under which will be calculated on the basis of the transactions contemplated by this Agreement.

      4.12 Liens on Assets. The assets, including any real property in which the Company or any Company Subsidiary has an interest, reflected in the balance sheet of the Company for the year ended December 31, 1997 included in the Company 1997 10-K (the "Company 1997 Balance Sheet") or acquired in the ordinary course of business since December 31, 1997 (the "Company Assets") (except those Company Assets sold or disposed of in the ordinary course of business for full and fair consideration), are free and clear of all mortgages, security interests, pledges, liens and encumbrances (collectively, "Encumbrances") other than (a) as set forth on the Company Disclosure Schedule, (b) as reflected in the Company 1997 Balance Sheet, (c) "mechanics" liens or similar statutory liens on assets which, in the aggregate, are not material to the Company and the Company Subsidiaries, taken as a whole, and (d) liens for state and local property taxes not in arrears and liens arising by operation of law.

      4.13 Rights Agreement. The Company has amended (the "Rights Agreement Amendment") its Rights Agreement dated as of July 24, 1998 between the Company and State Street Bank and Trust Company (the "Rights Agreement"), so that (w) neither the Parent, New Parent or the Merger Subsidiaries (nor any entity acquiring of record or beneficially Company Shares as contemplated by this Agreement, the Stock Option Agreement or the Voting Agreements (as defined below)) shall constitute an "Acquiring Person" as defined in Section 1(a) of the Rights Agreement, (x) the acquisition of Company Shares by the Parent or the New Parent (or any affiliate of the Parent's or the New Parent's) shall not cause the Parent or the New Parent or any of their respective affiliates to become an "Acquiring Person" as a result of the Company Merger and/or the entering into of one or more Voting Agreements, of even date herewith, between the Parent and the directors and executive officers of the Company (collectively, the "Voting Agreements") and/or as a result of the entering into or exercise of the Stock Option Agreement, (y) no Distribution Date (as defined in the Rights Agreement) shall occur as a result of the Company Merger, and/or the entering into of the Voting Agreements and/or as a result of the entering into or exercise of the Stock Option Agreement, and (z) no Stock Acquisition Date (as defined in the Rights Agreement) shall occur as a result of the Company Merger and/or the execution and delivery of this Agreement, and/or the consummation of any of the transactions contemplated hereby, and/or the entering into of the Voting Agreements and/or as a result of the entering into or exercise of the Stock Option Agreement.

      4.14 Taxes. (a) The Company and each Company Subsidiary have timely filed all material tax returns, statements, reports and forms required to be filed with any Tax (as defined below) authority, including without limitation filings required under ERISA (collectively, "Tax Returns"), and have paid when due all Taxes owed by the Company and each Company Subsidiary (whether or not shown on any such Tax Returns). Except as otherwise provided in Clause (d) of Section
4.12 hereof, there are no liens on any of the assets of the Company or any Company Subsidiary that arose in connection with any failure (or alleged failure) to pay any Tax except for liens that would in the aggregate not have a Company Material Adverse Effect. As used herein the term "Tax" and "Taxes" means all income, gross receipts, franchise, excise, transfer, severance, value added, sales, use, wage, payroll, workers' compensation, employment, occupation, intangibles, and real and personal property taxes; taxes measured by or imposed on capital; levies, imposts, duties, licenses, legislation fees; other taxes imposed by a U.S. federal, Canadian, other foreign, provincial, state, municipal, local or other governmental authority or agency, including assessments in the nature of taxes, including interest, penalties, fines, assessments and deficiencies relating to any tax or taxes; and including any transferee or secondary liability for taxes and any liability in respect of taxes as a result of being a member of any affiliated, consolidated, combined or unitary group or any liability in respect of taxes under a tax sharing, tax allocation, tax indemnity or other agreement.

            (b) No dispute or claim concerning any Tax liability of the Company or any Company Subsidiary has been claimed or raised by any authority in writing.

            (c) Neither the Company nor any Company Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

            (d) Neither the Company nor any Company Subsidiary has filed a consent under Section 341(f) of the Code concerning collapsible corporations. Neither the Company nor any Company Subsidiary has any liability for the Taxes of any person (other than the Company and any Company Subsidiary) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

      4.15. Compliance with Laws; Permits. Neither the Company nor any Company Subsidiary (a) is in violation of, or has violated, any Company Applicable Laws (as defined below) or (b) has received any notice from any Governmental Entity or any other person that either the Company or any Company Subsidiary is in violation of, or has violated, any Company Applicable Laws, except for violations which, individually or in the aggregate, do not have a Company Material Adverse Effect. The Company and each Company Subsidiary have all permits, licenses and franchises from Governmental Entities required to conduct their businesses as now being conducted, except for such permits, licenses and franchises the absence of which would not have a Company Material Adverse Effect. As used herein the term "Company Applicable Laws" means all applicable provisions of any laws, statutes, ordinance, codes, rules, regulations or any agency requirements, permits, licenses, judgments, orders, injunctions, decrees or arbitration awards of any Governmental Entities applicable to the Company or any Company Subsidiary and material to the conduct of the businesses of the Company or any Company Subsidiary as those businesses are now being conducted and the ownership and operation of any of the assets, properties or facilities of the Company or any Company Subsidiary, including, without limitation, the Medicare/Medicaid "anti-kickback" laws (42 U.S.C. ss.ss. 1320a, et seq.), the Immigration Reform and Control Act (8 U.S.C. ss.ss. 1324, et seq.), applicable anti-trust laws, applicable labor laws, including, without limitation, applicable anti-discrimination laws and laws prohibiting sexual harassment, applicable consumer protection laws and applicable product liability laws; provided, however, that the term Company Applicable Laws shall not include any Environmental Laws.

      4.16 Intellectual Property. The Company, together with the Company Subsidiaries, own or have all necessary rights to use each patent, patent application, trademark (whether or not registered), trademark application, trade name, service mark, copyright and other trade secret or proprietary intellectual property (collectively, "Intellectual Property") used in and material to the business of the Company and the Company Subsidiaries, taken as a whole, and none of the previous or current development, manufacture, marketing or distribution of products or services of or by the Company or any Company Subsidiary infringes the right of any other person, except for any such infringements that would not, individually or in the aggregate, have a Company Material Adverse Effect. Except as disclosed in the Company Disclosure Schedule, to the knowledge of the Company, no other person is infringing the rights of the Company or any Company Subsidiary in any such Intellectual Property, except for any such infringements that would not, individually or in the aggregate, have a Company Material Adverse Effect.

      4.17 No Undisclosed Material Liabilities. Except as disclosed in the Company 1998 Commission Filings or on the Company Disclosure Schedule, and except for liabilities arising since June 30, 1998 in the ordinary course of business, there are no liabilities of the Company or any Company Subsidiary of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, that would have a Company Material Adverse Effect.

      4.18 Brokers. Except for the Financial Advisor, no agent, broker, person or firm acting on behalf of the Company is or will be entitled to any advisory commission or broker's or finder's fee from any of the parties hereto in connection with any of the transactions contemplated herein. The Company has made available to Parent a complete and correct copy of the Company's engagement letter with the Financial Advisor, which has not been amended or modified. The Financial Advisor has delivered to the Board of Directors of the Company its opinion, dated the date of this Agreement, to the effect that, on the basis of and subject to the assumptions set forth therein, the Company Merger Consideration is fair to the holders of Company Shares, from a financial point of view.

      4.19 Prepayment of Indebtedness. All of the outstanding indebtedness (whether secured or unsecured) for borrowed money of the Company and each of the Company Subsidiaries may be prepaid by the Company or its Subsidiaries without the consent or approval of, or prior notice to, any other person, and without payment of any premium or penalty.

      4.20 Provisions Inapplicable. The Company's Board of Directors has taken all action necessary or advisable to render inapplicable to the Company Merger, the Voting Agreements and the execution and exercise of the Stock Option Agreement and the transactions contemplated by this Agreement, the Voting Agreements and the Stock Option Agreement the provisions of Chapters 110C, 110D and 110F of the Massachusetts Law. There are no additional "anti-takeover" or similar provisions of Massachusetts Law applicable to the Company Merger, the Voting Agreements or the Stock Option Agreement or the consummation of the transactions contemplated by this Agreement or the Stock Option Agreement and the consummation of the transactions contemplated hereby or thereby.

      4.21 No Existing Discussions. As of the date hereof, the Company has terminated any and all discussions or negotiations with any Third Party (as defined below) with respect to any Acquisition Proposal (as defined below).


                                   ARTICLE 5
                              CONDUCT OF BUSINESS

      5.1 Company Conduct Prior to Effective Time. Except as specifically contemplated hereby or as disclosed in Section 5.1 of the Company Disclosure Schedule, the Company covenants and agrees that, unless the Parent shall otherwise consent in writing, prior to the Effective Time, the business of the Company and the Company Subsidiaries shall be conducted only in, and the Company and the Company Subsidiaries shall not take any action except in, the ordinary course of business consistent with past practices of the Company and the Company Subsidiaries, and the Company shall use all reasonable efforts, to maintain and preserve its and each Company Subsidiary's business organization, assets, employees and advantageous business relationships. Notwithstanding the foregoing, without the Parent's consent, neither the Company nor any of the Company Subsidiaries shall directly or indirectly do any of the following:

                  (i) other than upon exercise (provided that any "cashless exercise" shall be effected only through a broker's transaction in accordance with Regulation T of the Board of Governors of the Federal Reserve System) of Company Options outstanding on the date hereof pursuant to the Company Option Plans or stock purchase rights granted under the ESPP, issue, sell, pledge, dispose of, grant pursuant to the Company Option Plans or otherwise, or encumber, or authorize, propose or agree to the issuance, sale, pledge, disposition, grant pursuant to the Company Option Plans or otherwise, any shares of, or any options, warrants or rights of any kind to acquire any shares of, or any securities convertible into or exchangeable or exercisable for any shares of, capital stock of any class of the Company or any of the Company Subsidiaries or any other securities in respect of, in lieu of, or in substitution for Company Shares outstanding as of the date hereof;

                  (ii) pledge or encumber any assets of the Company or of any Company Subsidiaries;

                  (iii) sell or dispose of any assets (including, without limitation, any accounts, leases, contracts or intellectual property or any assets or the stock of any Company Subsidiaries, but excluding the sale of products in the ordinary course of business consistent with past practices of the Company and the Company Subsidiaries);

                  (iv) amend its charter or by-laws or similar organizational documents or alter or further amend the Rights Agreement or the Rights in a manner inconsistent with the Rights Agreement Amendment or directly or indirectly cause the Rights Agreement and the Rights to be applicable to or effective with respect to the Company Merger and/or the transactions contemplated by this Agreement, including the execution or exercise of the Stock Option Agreement and/or the Voting Agreements;

                  (v) split, combine or reclassify any shares of its capital stock or declare, set aside for payment or pay any dividend or distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock other than, with respect to dividends or distributions, cash dividends and distributions by a wholly owned Company Subsidiary to the Company or to another wholly owned Company Subsidiary;

                  (vi) redeem, purchase or otherwise acquire or offer to redeem, purchase or otherwise acquire any of its capital stock or rights to acquire capital stock;

                  (vii) except pursuant to Section 6.5, enter into an agreement with respect to any merger, consolidation, liquidation or business combination, or any acquisition or disposition of assets or securities of the Company, or acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership, limited liability company or other business organization or division thereof or make any investment either by purchase of stock or securities, contributions to capital (other than to wholly owned Company Subsidiaries), property transfer or purchase of any property or assets of any other individual or entity;

                  (viii)transfer the stock of any Company Subsidiary to any other Company Subsidiary or any assets or liabilities to any new or existing Company Subsidiary;

                  (ix) enter into an agreement with respect to the release or relinquishment of any material contract right or any comparable event;

                  (x) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee, endorse or otherwise as an accommodation become responsible for, the obligations of any other individual or entity (other than as a result of the endorsement of checks for collection in the ordinary course of business) or make any loans or advances (other than advances for travel expenses in the ordinary course of business consistent with past practices of the Company and the Company Subsidiaries;

                  (xi) make or commit to make any capital expenditures which, individually or in the aggregate, exceeds $500,000;

                  (xii) except as may be required by a change in law or generally accepted accounting principles, change any accounting principles or practices used by it, including any change in assumptions underlying, or method of calculating, any bad debt, contingency or other reserve;

                  (xiii)pay, discharge, satisfy or settle any material litigation, claims, liabilities or obligations (absolute, accrued, contingent or otherwise), other than required payments, discharges or satisfactions of accounts payable and other similar liabilities in the ordinary course of business consistent with past practices of the Company and the Company Subsidiaries;

                  (xiv) waive, release, grant or transfer any material rights of value or modify or change in any material respect any existing license, lease, contract or other document;

                  (xv) adopt or amend (except as may be required by law or under this Agreement) any bonus, profit sharing, compensation, stock option, stock purchase, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund or other arrangement for the benefit or welfare of any employee or former employee or, except in the ordinary course of business consistent with past practices of the Company and the Company Subsidiaries, increase the compensation or fringe benefits of any employee or former employee or pay any benefit not required by any existing plan, arrangement, or agreement;

                  (xvi) take any action with respect to the grant of any severance or termination pay benefits or with respect to any increase of benefits payable under its severance or termination pay policies in effect on the date hereof;

                  (xvii)make or revoke any tax election or settle or compromise any U.S. federal, Canadian federal, other foreign, state, provincial, or local Tax liability;

                  (xviii) cause or permit a new Plan Period (as defined in the ESPP) to commence, for purposes of the ESPP, upon the expiration or termination of the current Plan Period; or

                  (xix) authorize or agree, in writing or otherwise, to take any of the foregoing actions or any action which would make any representation or warranty in Article 4 hereof untrue or incorrect in any material respect, or would materially impair or prevent the occurrence of any condition in Article 7 hereof.

The Company will use its reasonable best efforts to maintain (on a consolidated basis) cash and cash equivalents of at least $8 million at the Effective Time and the Company will notify the Parent if it believes the cash and cash equivalents at the Effective Time will be below $8 million.

      5.2 Parent Conduct Prior to Effective Time. Except as otherwise contemplated hereby or as disclosed in the Parent Disclosure Schedule, the Parent covenants and agrees that, unless the Company shall otherwise consent in writing prior to the Effective Time, the Parent and the Parent Subsidiaries will not, directly or indirectly, take or knowingly permit any act or omission that is reasonably likely to materially hinder, delay, impair or inhibit consummation of the transactions contemplated by this Agreement.

      5.3 Commission Filings. The Company shall promptly provide the Parent (or its counsel) with copies of all filings made by the Company with the Commission or any other Governmental Entity in connection with this Agreement and the transactions contemplated hereby. The Parent, New Parent and the Merger Subsidiaries shall promptly provide the Company (or its counsel) with copies of all filings made by the Parent, New Parent or the Merger Subsidiaries with the Commission or any other Governmental Entity in connection with this Agreement and the transactions contemplated hereby.

      5.4   Joint Proxy Statement/Information Statement; Registration Statement.

            (a) The Company and the Parent shall together, or pursuant to an allocation of responsibility to be agreed upon between them:

                  (i) prepare and file with the Commission as soon as is reasonably practicable a proxy statement (the "Proxy Statement") for the Special Meeting, an information statement relating to the Parent Stockholder Approval (the "Information Statement" and, together with the Proxy Statement, the "Joint Proxy Statement/Information Statement") and a registration statement on Form S-4 under the Securities Act (the "Registration Statement") with respect to the New Parent Common Stock issuable in the Mergers, and shall use their reasonable best efforts to have the Joint Proxy Statement/Information Statement cleared by the Commission under the Exchange Act and the Registration Statement declared effective by the Commission under the Securities Act;

                  (ii) as soon as is reasonably practicable take all such reasonable action as may be required under state blue sky or securities laws in connection with the transactions contemplated by this Agreement;

                  (iii) promptly prepare and file with the Nasdaq Stock Market, Inc. or the New York Stock Exchange, as determined by the Parent, listing applications covering the shares of New Parent Common Stock issuable in the Mergers and use their reasonable best efforts to obtain, prior to the Effective Time, approval for the listing of such shares of New Parent Common Stock, subject only to official notice of issuance;

                  (iv) subject to Section 6.4, cooperate with one another in order to lift any injunctions or remove any other impediment to the consummation of the transactions contemplated herein; and

                  (v) cooperate with one another in obtaining the opinions of Hale and Dorr LLP, counsel to the Company, and Weil, Gotshal & Manges LLP, counsel to the Parent, dated as of the Effective Time, referenced in Sections 7.2(b) and 7.3(b). In connection therewith, each of the Parties and Westar Capital, Inc. shall deliver to Hale and Dorr LLP and Weil, Gotshal &

      Manges LLP, respectively, customary representation letters in form and substance reasonably satisfactory to such tax counsel.

            (b) The Company shall cause the Joint Proxy Statement/Information Statement to be mailed to its stockholders, as promptly as practicable after the Registration Statement is declared effective under the Securities Act; provided, however, that at the request of Parent, the Company shall defer the mailing of the Proxy Statement for such period of time (not to exceed ten business days) specified by Parent to permit Westar Capital, Inc. or an affiliate thereof to purchase additional shares of Parent Common Stock in open market transactions or directly from the Parent. Promptly after the Company mails the Joint Proxy Statement/Information Statement to the Company's stockholders, the Parent shall
(i) take all actions necessary to obtain stockholder approval of the Parent Merger and (ii) cause the Joint Proxy Statement/Information Statement to be mailed to its stockholders.

            (c) The Company shall, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold the Special Meeting for the purpose of obtaining the Company Stockholder Approval and shall, through its Board of Directors, recommend to its stockholders the adoption of this Agreement, the Company Merger and the other transactions contemplated hereby; provided, however, that nothing in this paragraph (c) shall prevent the Board of Directors of the Company from withdrawing or modifying its recommendation of the adoption of this Agreement, the Company Merger and the other transactions contemplated hereby to the extent permitted by Section 6.5; provided further, however, that, unless this Agreement is terminated pursuant to Section 8.1(a), 8.1(b)(iii), 8.1(b)(iv), 8.1(c)(ii) or 8.1(c)(vi), no such withdrawal or modification shall relieve the Board of Directors of the Company from its obligation to call, give notice of, convene and hold the Special Meeting.

            (d) Each party agrees to cooperate, as reasonably requested, in connection with filings by the other party (or any affiliate of the other party) with the Commission (including registration statements and proxy statements) and shall use all reasonable efforts to obtain all required financial information and related accountants' consents for inclusion in the other party's (or any of their affiliates') Commission filings.

      5.5   Employee Stock Options and Benefit Plans.

            (a) As of the Effective Time, (i) each outstanding Company Option shall be converted into an option (a "Substitute Option") to purchase the number of shares of New Parent Common Stock (rounded upward to the next whole share) equal to the product of (x) the Option Exchange Ratio and (y) the number of Company Shares which could have been obtained immediately prior to the Effective Time upon the exercise of each such Company Option (assuming such Company

Option was exercisable in full but after giving effect to any election made pursuant to Section 5.5(b)), at an exercise price per share (rounded downward to the next whole cent) equal to the exercise price per share payable immediately prior to the Effective Time pursuant to such Company Option divided by the Option Exchange Ratio, and all references in each such Company Option to the Company shall be deemed to refer to New Parent, where appropriate, and (ii) New Parent shall assume the obligations of the Company under the Company Option Plans. The other terms of each such Substitute Option and the plans under which they were issued, shall continue to apply in accordance with their terms, it being agreed and acknowledged that all such Substitute Options shall be immediately exercisable in full from and after the Effective Time. For purposes of this Agreement, "Option Exchange Ratio" means the result obtained by dividing
(A) the sum of (x) $14.50 plus (y) the product of (i) the Exchange Ratio and
(ii) the Average Closing Price, by (B) the Average Closing Price.

            (b) The holder of any Company Option who has not exercised any Company Option during the period from the date of this Agreement until the Effective Time may make an election pursuant to this Section to receive a cash payment with respect to up to 25% of the number of Company Shares subject to such Company Option immediately prior to the Effective Time, such cash payment to be in lieu of receiving a Substitute Option with respect to such Company Shares as to which an election has been made. Such election shall be made by the holder of any Company Option by filing an election (in a form to be provided by the Parent at least 30 days in advance of the Effective Time) with the Company on or before the Effective Time. As part of such election, the electing holder shall certify that he or she has not exercised any Company Option during the period from the date of this Agreement until the date of such election and will covenant not to exercise any Company Option during the period from the date of the election until the Effective Time, unless he or she first notifies the Company in writing, which notification shall have the effect of rescinding the election under this Section previously made by such holder. Promptly after the Effective Time, New Parent shall exchange any Company Option as to which an election pursuant to this Section has been made (and not rescinded) for (i) an amount of cash equal to the Option Spread (as defined below) multiplied by the number of Common Shares subject to such Company Option immediately prior to the Effective Time as to which such election has been made (it being understood that such number may not exceed 25% of the number of Company Shares subject to such Company Option immediately prior to the Effective Time) and (ii) a Substitute Option in accordance with Section 5.5(a) with respect to the remaining Company Shares subject to such Company Option immediately prior to the Effective Time. For purposes of this agreement, "Option Spread" means (A) the sum of (x) $14.50 plus (y) the product of (i) the Exchange Ratio and (ii) the Average Closing Price minus (B) the exercise price per share payable immediately prior to the Effective Time pursuant to the applicable Company Option.

            (c) As soon as practicable after the Effective Time, New Parent shall deliver to each holder of a Company Option assumed by New Parent in accordance with Section 5.5(a) and (b), an appropriate notice setting forth such holder's rights pursuant to such Substitute Option and the agreements evidencing such Company Options shall continue in effect on the same terms and conditions (subject to the amendments provided for in this Section 5.5 and such notice).

            (d) Prior to the Effective Time, the New Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of New Parent Common Stock for delivery upon exercise of the Company Options assumed in accordance with Section 5.5(a) and (b). Prior to the Effective Time, the New Parent shall, with respect to all shares of New Parent Common Stock subject to such options (i) either (x) file a Registration Statement on Form S-8 (or any successor form) under the Securities Act or (y) file any necessary amendments to the Company's previously filed Registration Statements on Form S-8 in order that the New Parent will be deemed a "successor registrant" thereunder, and, in either event, shall use all reasonable efforts to maintain the effectiveness of such registration statement for so long as the Substitute Options remain outstanding and (ii) take all actions necessary to have such shares of New Parent Common Stock approved for listing on The Nasdaq Stock Market or The New York Stock Exchange, as the case may be, subject to official notice of issuance.

      5.6 Further Assurances. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers of the Parties shall take all such necessary action.

      5.7 Accountants' "Comfort" Letters. The Company and the Parent will each use reasonable best efforts to cause to be delivered to each other letters from their respective independent accountants, dated as of a date within two business days before the effective date of the Registration Statement, in form reasonably satisfactory to the recipient and customary in scope for comfort letters delivered by independent accountants in connection with registration statements on Form S-4 under the Securities Act.


                                   ARTICLE 6
                             ADDITIONAL AGREEMENTS

      6.1 Access to Information. Except as prohibited under applicable law, the Company shall, and shall cause its subsidiaries, and its and its subsidiaries' respective officers, directors, employees and agents to, afford to the Parent and to the officers, employees and agents of the Parent complete access at all reasonable times, from the date hereof to the Effective Time, to its and its subsidiaries, officers, employees, agents, properties, books, records and contracts, and shall furnish the other party all financial, operating and other data and information as the Parent, through its officers, employees or agents, may reasonably request.

      6.2   Notification of Certain Matters.

            (a) The Company shall give prompt notice to the Parent, of (i) the obtaining by it of actual knowledge as to the matters set forth in clauses (x) and (y) of clause (ii) of this sentence, or (ii) the occurrence, or failure to occur, of any event which occurrence or failure to occur causes (x) any representation or warranty made by the Company and contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time, or (y) any material failure of the Company or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall be deemed to cure any breach or otherwise affect the representations or warranties of the Company or the conditions to the obligations of the parties hereunder.

            (b) Parent shall give prompt notice to the Company of (i) the obtaining by it of actual knowledge as to the matters set forth in clauses (x) and (y) of clause (ii) of this sentence, or (ii) the occurrence, or failure to occur, of any event which occurrence or failure to occur causes (x) any representation or warranty made by Parent, New Parent, Merger Sub I or Merger Sub II contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time, or (y) any material failure of Parent, New Parent, Merger Sub I or Merger Sub II, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall be deemed to cure any breach or otherwise affect the representations or warranties of Parent, New Parent, Merger Sub I or Merger Sub II or the conditions to the obligations of the parties hereunder.

      6.3   Fees and Expenses.

            (a) Except as otherwise provided in this Section 6.3 or the proviso in Section 8.2, each party shall bear all of the fees and expenses incurred by it in connection with the negotiation and performance of this Agreement, and no party may recover any such fees and expenses from any other party upon any termination of this Agreement.

            (b) The Company shall immediately pay to the Parent $5,500,000 in cash if:

                  (i) the Trigger Event specified in Section 6.3(d) shall have occurred;

                  (ii) the Company shall have elected to terminate this Agreement pursuant to Section 8.1(b)(iii); or

                  (iii) the Parent shall have elected to terminate this Agreement pursuant to subsections (ii) or (iv) of Section 8.1(c) hereof (but if such termination is pursuant to subsection 8.1(c)(ii)(A), only if an Acquisition Proposal shall have been made prior to the failure to recommend or withdrawal giving rise to such termination or if such failure to recommend or withdrawal is otherwise not in compliance with Section 6.5(c)).

            (c) The provisions contained in this Section 6.3 shall survive any termination of this Agreement.

            (d) As used in this Agreement, the term "Trigger Event" shall mean there shall have been publicly announced or proposed or commenced prior to the termination of this Agreement any Acquisition Proposal which is not publicly withdrawn prior to the Special Meeting, this Agreement is terminated (other than as a result of a material breach of this Agreement by Parent, New Parent, Merger Sub I or Merger Sub II) and, within 12 months after such termination, the Company consummates an Acquisition Proposal.

            (e) The Company shall immediately pay to the Parent $1,000,000 in cash if the Parent shall have elected to terminate this Agreement pursuant to subsection 8.1(c)(ii)(A) and no Acquisition Proposal shall have been made prior to the Company's Directors failure to recommend, or withdraw its approval or the recommendation of the Company Merger or this Agreement. Any fee paid under this
Section 6.3(e) shall be credited towards any fee payable under Section 6.3(b).

      6.4 Additional Agreements. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, and to cooperate with each of the other parties hereto in connection with the foregoing, including using its reasonable best efforts: (A) to obtain all necessary waivers, consents and approvals from other parties to loan agreements, leases and other contracts; (B) to obtain all necessary consents, approvals and authorizations as are required to be obtained under any U.S. federal, foreign, state or provincial laws or regulations; (C) to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby; (D) to effect all necessary registrations and filings, including, but not limited to, filings under the

Hart-Scott-Rodino Act and submissions of information requested by Governmental Entities; and (E) to fulfill all conditions to this Agreement. Each of the Parties further covenants and agrees that, it shall use its respective reasonable best efforts to prevent, with respect to a threatened or pending preliminary or permanent injunction or the entry thereof the effect of which would be to prevent consummation of the Merger and, if entered, shall use their respective reasonable best efforts to have such injunction stayed or vacated. The Company will use its reasonable best efforts to keep available to New Parent and the Surviving Corporation the present key officers and employees of the Company and the Company Subsidiaries and to preserve for New Parent and the Surviving Corporation the present relationships and good will of the Company and the Company Subsidiaries with their respective lenders, suppliers, customers and other third parties having business relations with them. For purposes of the foregoing, the obligation of the Parties to use "reasonable best efforts" to obtain waivers, consents and approvals to loan agreements, leases and other contracts and by Governmental Entities shall not include any obligation to agree to a modification of the terms of such documents, or to dispose of or restrict the operation or ownership of any portion of the businesses, assets or properties of the Parties, except as expressly contemplated hereby, or to make any guaranty or monetary payment in consideration of such waiver, consent or approval.

      6.5   No Solicitation.

            (a) Neither the Company nor any of the Company Subsidiaries shall, and the Company shall use its best efforts to cause its affiliates, and each of its and the Company Subsidiaries' officers, directors, employees, representatives and agents (including, without limitation, BT Alex. Brown Incorporated (the "Financial Advisor")) not to, directly or indirectly, solicit, initiate, knowingly encourage, knowingly facilitate, engage or participate in discussions or negotiations with, or provide any non-public information to, any corporation, partnership, limited liability company, person or other entity or group other than the Parent, New Parent, Merger Subsidiaries or another affiliate of the Parent (a "Third Party") and other than in connection with this Agreement, concerning (or concerning the business of the Company or any Subsidiary in connection with) (i) any tender offer or exchange offer for more than 20% of the Company Shares on a fully-diluted basis (in calculating the number of fully-diluted Shares for this purpose, only (A) Company Shares covered by Company Options, and (B) 43,499 Company Shares reserved for issuance pursuant to the ESPP, being considered dilutive), (ii) any merger, consolidation, sale of 20% or more of the assets of the Company and the Company Subsidiaries, taken as a whole, recapitalization, accumulation of Shares or proxy solicitation or other business combination involving the Company or any Company Subsidiary or (iii) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing (any such proposed tender offer, exchange offer, merger, consolidation, sale of material assets, recapitalization, accumulation of Company Shares or proxy solicitation or other business combination being referred to herein as an "Acquisition Proposal"). Notwithstanding the foregoing, at any time prior to the date on which stockholders of the Company vote to approve the Company Merger, the Company, its Subsidiaries, and their respective officers, directors, employees, representatives and agents (i) may, in the case of a Qualified Acquisition Proposal (as hereinafter defined), furnish or cause to be furnished information concerning the Company's business, properties or assets to a Third Party (subject to such Third Party executing a confidentiality agreement on terms no more favorable to the Third Party than those applicable to Parent in the Confidentiality Agreement between the Parent and the Financial Advisor dated July 13, 1998), (ii) may, in the case of a Qualified Acquisition Proposal only, enter into, participate in, conduct or engage in discussions or negotiations with such Third Party, (iii) may take any position with respect to an Acquisition Proposal in accordance with Rules 14a-9 and 14e-2 promulgated under the Exchange Act, and (iv) may, in the case of a Qualified Acquisition Proposal only and in compliance with the provisions of this Section 6.5, enter into an agreement to consummate a Qualified Acquisition Proposal. As used herein, "Qualified Acquisition Proposal" means a bona fide, unsolicited, written Acquisition Proposal at a price per Company Share and on terms and conditions that the Board of Directors of the Company (after consultation with the Financial Advisor or another independent financial advisor of national reputation) determines to be superior to the Merger and to be in the best interests of the Company and its stockholders including, as part of the Board of Director's determination, that as to any cash consideration to be paid pursuant to the Qualified Acquisition Proposal, the Third Party making the Qualified Acquisition Proposal has all requisite funds on hand or is reasonably capable of obtaining any requisite funds.

            (b) The Company will promptly notify the Parent if it receives any Acquisition Proposal and shall promptly provide to the Parent copies of all written Acquisition Proposals or a written summary of any oral Acquisition Proposals, and all material amendments or modifications thereto. Nothing in this paragraph (b) shall be construed as interfering with the Company's obligations to its stockholders under Rule 14e-1 promulgated under the Exchange Act.

            (c) Except as set forth in this Section 6.5(c), the Board of Directors of the Company shall not (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent, or New Parent, the approval or recommendation of the Company Merger and this Agreement by the Board of Directors of the Company, (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal, or (iii) cause the Company to enter into any agreement (including, without limitation, any letter of intent but excluding any confidentiality agreement) with respect to any Acquisition Proposal. Notwithstanding the foregoing, if the Board of Directors of the Company, after consultation with outside legal counsel, determines in good faith that it is more likely than not necessary to do so in order to comply with its fiduciary duties under applicable law, the Company's Board of Directors may (x) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent, or New Parent, the approval and recommendation of the Company Merger and this Agreement by the Board of Directors of the Company, (y) approve or recommend, or propose publicly to approve or recommend, a Qualified Acquisition Proposal, or (z) cause the Company to enter into an agreement with respect to a Qualified Acquisition Proposal, but in the case of the foregoing clauses (y) and (z) only after the expiration of three business days after the date on which the Company provides written notice to Parent (a "Notice of Qualified Acquisition Proposal") advising Parent that the Company's Board of Directors has received a Qualifying Acquisition Proposal, specifying the terms and conditions of such Qualifying Acquisition Proposal and identifying the person making such Qualifying Acquisition Proposal; provided, that prior to or concurrently with entering into an agreement (including a letter of intent) with respect to a Qualifying Acquisition Proposal, the Company shall terminate this Agreement pursuant to
Section 8.1(b)(iii) below and shall pay the fee specified in Section 6.3(b).

      6.6 Employee Stock Purchase Plan. Each participant in the ESPP on the Effective Time shall have the rights specified in Sections 16 and 17 of the Plan, after which no further rights to purchase Company Shares under the ESPP shall exist and the ESPP shall terminate.

      6.7 Indemnification and Insurance. The Parent, New Parent and Merger Subsidiaries agree that all rights to indemnification, advancement of expenses, exculpation, limitation of liability and any and all similar rights now existing in favor of the employees, agents, directors or officers of the Company and the Company Subsidiaries (the "Indemnified Parties") as provided in their respective charters or by-laws in effect on the date hereof, shall survive the Company Merger and shall continue in full force and effect for a period of six years from the Effective Time; provided, however, that in the event any claim or claims are asserted or made within such six-year period, all rights to indemnification in respect to any such claim or claims shall continue until the disposition of any and all such claims. The New Parent agrees to provide each individual who served as a director or officer of the Company at any time prior to the date hereof with liability insurance for a period of six years after the Effective Time no less favorable in coverage and amount than any applicable insurance in effect immediately prior to the Effective Time; provided, however, that New Parent shall not be obligated to provide such insurance if it is generally not available and New Parent may reduce the coverage and amount of liability insurance to the extent that the cost thereof would exceed 200% of the cost of any such insurance in effect immediately prior to the date hereof. The Indemnified Parties shall be deemed third party beneficiaries of this provision and shall be entitled to bring actions to enforce the obligations of the Parent, New Parent and the Merger Subsidiaries under this Section 6.7 and Section 6.9.

      6.8 Fair Price Structure. If any "fair price" or "control share acquisition" or "anti-takeover" statute, or other similar statute or regulation or any state "blue sky" statute shall become applicable to the transactions contemplated hereby, including the execution or exercise of the Stock Option Agreement, and the Voting Agreements, the Company and the members or the Board of Directors of the Company shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby including the execution or exercise of the Stock Option Agreement, and the Voting Agreements may be consummated as promptly as practicable on the terms contemplated hereby, or by the Stock Option Agreement and the Voting Agreements and otherwise act to minimize the effects of such statute or regulation on the transactions contemplated hereby or thereby.

      6.9 Guaranty. The Parent and New Parent hereby unconditionally guarantee Merger Sub I's obligations under this Agreement and, if the Company Merger is consummated, the indemnification obligations set forth in Section 6.7, and agree to be liable for any breach of this Agreement by the Parties hereto (other than the Company) (or a breach of Section 6.7).

      6.10 Certain Tax Related Representations. Each of Parent and New Parent has no present intention to merge or liquidate the New Parent, Parent or the Company with or into any other person or transfer any of the assets thereof other than in the ordinary course of business and, in the case of Parent, other than pursuant to a transaction described in Section 368(a)(2)(C) of the Code or Treasury Regulation Section 1.368-1(d)(4) or 1.368-2(k).


                                   ARTICLE 7
                                  CONDITIONS

      7.1 Conditions to Obligation of Each Party to Effect the Mergers. The respective obligations of each party to effect the Mergers shall be subject to the fulfillment at or prior to the Effective Time of each of the following conditions:

            (a) The Company Stockholder Approval shall have been obtained in accordance with applicable law and the Company's Articles of Organization and ByLaws and the applicable rules of The Nasdaq Stock Market, Inc.;

            (b) The Registration Statement shall have been declared effective in accordance with the provisions of the Securities Act and no stop order suspending such effectiveness shall have been issued and remain in effect;

            (c) The shares of New Parent Common Stock to be issued in the Mergers shall have been approved for listing on the Nasdaq National Market or the New York Stock Exchange;

            (d) any waiting period (and any extension thereof) applicable to the consummation of the Company Merger under the Hart-Scott-Rodino Act shall have expired or been terminated; and

            (e) no preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a governmental, regulatory or administrative agency or commission nor any statute, rule, regulation or executive order promulgated or enacted by any governmental authority shall be in effect, which would prevent the consummation of the Mergers.

      7.2 Conditions to Obligation of the Company to Effect the Company Merger. The obligation of the Company to effect the Company Merger is further subject to fulfillment of the following conditions:

            (a)(i) The representations and warranties of the Parent, New Parent and the Merger Subsidiaries contained herein shall be true and correct in all respects (but without regard to any materiality qualifications or references to Parent Material Adverse Effect contained in any specific representation or warranty) as of the Effective Time with the same effect as though made as of the Effective Time except (x) for changes specifically permitted by the terms of this Agreement, (y) that the accuracy of representations and warranties that by their terms speak as of the date of this Agreement or some other date will be determined as of such date and (z) where any such failure of the representations and warranties in the aggregate to be true and correct in all respects would not have a Parent Material Adverse Effect, (ii) the Parent, New Parent and the Merger Subsidiaries shall have performed in all material respects all obligations and complied with all covenants required by this Agreement to be performed or complied with by any of them prior to the Effective Time and (iii) the Parent and New Parent shall have delivered to the Company a certificate, dated the Effective Time and signed by their respective Chief Executive Officer or Chief Financial Officer certifying to both such effects; and

            (b) The Company shall have received an opinion of Hale and Dorr LLP, tax counsel to the Company, dated as of the Effective Time, substantially to the effect that the Company Merger will qualify as an exchange within the meaning of
Section 351 of the Code. The issuance of such opinion shall be conditioned upon the receipt by such tax counsel of reasonable and customary representation letters from each of the Parties and Westar Capital, Inc., in each case in form and substance reasonably satisfactory to such tax counsel. The specific provisions of each such representation letter shall be in form and substance reasonably satisfactory to such tax counsel, and each such representation letter shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any material respect; and

            (c) The Parent Stockholder Approval shall have been obtained in accordance with applicable law and Parent's Certificate of Incorporation and Bylaws and the applicable rules of The Nasdaq Stock Market, Inc. (or, if Parent shall have become listed on the New York Stock Exchange, the rules of the New York Stock Exchange);

      7.3 Conditions to Obligation of the Parent, New Parent and the Merger Subsidiaries to Effect the Mergers. The obligation of the Parent, New Parent and the Merger Subsidiaries to effect the Mergers is further subject to the fulfillment of the following conditions:

            (a)(i) The representations and warranties of the Company contained herein shall be true and correct in all respects (but without regard to any materiality qualifications or references to Company Material Adverse Effect contained in any specific representation or warranty) as of the Effective Time with the same effect as though made as of the Effective Time except (x) for changes specifically permitted by the terms of this Agreement, (y) that the accuracy of representations and warranties that by their terms speak as of the date of this Agreement or some other date will be determined as of such date and
(z) where any such failure of the representations and warranties in the aggregate to be true and correct in all respects would not have a Company Material Adverse Effect; (ii) the Company shall have performed in all material respects all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time; and (iii) the Company shall have delivered to the Parent a certificate, dated the Effective Time and signed by its Chief Executive Officer certifying to both such effects.

            (b) The Parent and New Parent shall have received an opinion of Weil, Gotshal & Manges LLP, tax counsel to Parent and New Parent, dated as of the Effective Time, substantially to the effect that the Parent Merger will qualify as an exchange within the meaning of Section 351 of the Code and a reorganization within the meaning of Section 368(a) of the Code. The issuance of such opinion shall be conditioned upon the receipt by such tax counsel of reasonable and customary representation letters from each of the Parties and Westar Capital, Inc., in each case in form and substance reasonably satisfactory to such tax counsel. The specific provisions of each such representation letter shall be in form and substance reasonably satisfactory to such tax counsel, and each such representation letter shall be dated on or before the date of such opinions and shall not have been withdrawn or modified in any material effect.

                                   ARTICLE 8
                       TERMINATION, AMENDMENT AND WAIVER

      8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether prior to or after approval by the stockholders of the Company or the Parent, as follows:

            (a) By mutual written consent of the Boards of Directors of the Parent and the Company; or

            (b) By the Company:

                  (i) if the Effective Time shall not have occurred on or before April 30, 1999 due to a failure of any of the conditions to the obligation of the Company to effect the Merger set forth in Sections 7.1 and 7.2; or

                  (ii) if, prior to the Effective Time, the Parent, New Parent, Merger Sub I or Merger Sub II fails to perform in any material respect any of their respective obligations under this Agreement; or

                  (iii) in order for the Company to enter into an agreement with a Third Party to consummate a Qualified Acquisition Proposal (provided that no such termination shall be effective until the Company has complied with its obligation to pay the fee specified in Section 6.3(b)); or

                  (iv) if there shall be a nonappealable order issued by a court of competent jurisdiction enjoining the consummation of one or both of the Mergers.

            (c) By the Parent:

                  (i) if the Effective Time shall not have occurred on or before April 30, 1999 due to a failure of any of the conditions to the obligations of the Parent, New Parent and the Merger Subsidiaries to effect the Merger set forth in Sections 7.1 and 7.3; or

                  (ii) if, prior to the Effective Time, the Company's Directors, whether or not in the exercise of their fiduciary or other legal duties, either (A) shall have failed to recommend, or shall have withdrawn its approval or recommendation of, the Company Merger or this Agreement or (B) take any action (other than as permitted under clauses (i) and (ii) of the second sentence of Section 6.5(a)) with respect to any Acquisition Proposal other than to recommend rejection of the Acquisition Proposal (including taking a position of neutrality or failing to take any position within 10 business days after the making or commencement of a Acquisition Proposal); or

                  (iii) if, prior to the Effective Time, the Company fails to perform in any material respect any of its obligations under this Agreement; or

                  (iv) if, prior to the Effective Time, the Company alters or amends the Rights Agreement or the Rights in a manner that adversely affects the Parties' (other than the Company) ability to consummate the transactions contemplated hereby); or

                  (v) if the Company's stockholders shall have voted against this Agreement and the Company Merger at the Special Meeting; or

                  (vi) if there shall be a nonappealable order issued by a court of competent jurisdiction enjoining the consummation of one or both of the Mergers.

      8.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, all obligations and agreements of the Parties set forth in this Agreement shall forthwith terminate and be of no further force or effect, and there shall be no liability on the part of the Parties hereunder, except as set forth in Section 6.3; provided that the foregoing shall not relieve any Party for liability for damages actually incurred as a result of any breach of this Agreement.

      8.3 Amendment. This Agreement may not be amended except by action of the Board of Directors of each of the Parties hereto set forth in an instrument in writing signed on behalf of each of the Parties hereto; provided, however, that after approval of the Merger by the stockholders of the Company or the Parent, no amendment may be made without the further approval of the stockholders of the Company or the Parent to the extent such further approval would be required under the Massachusetts Law, with respect to the Company Merger, or the Delaware Law, with respect to the Parent Merger.

      8.4 Waiver. At any time prior to the Effective Time, whether before or after the Company Meeting, any Party hereto by action taken by its Board of Directors, may (i) extend the time for the performance of any of the obligations or other acts of any other Party hereto or (ii) subject to the proviso contained in Section 8.3, waive compliance with any of the agreements of any other Party or with any conditions to its own obligations. Any agreement on the part of a Party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party by a duly authorized officer.

                                   ARTICLE 9
                              GENERAL PROVISIONS

      9.1 Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to the provisions of Article 8, and subject to the provisions of Article 7 hereof, the closing of the Merger pursuant to this Agreement (the "Closing") shall take place at the offices of Hale and Dorr LLP, 60 State Street, Boston, Massachusetts, within three business days following the Company Meeting, or at such other place, time and date as the parties may mutually agree. The date and time of such Closing are hereinafter referred to as the "Closing Date."

      9.2 Publicity. So long as this Agreement is in effect each of Parent, New Parent, the Company and the Merger Subsidiaries will consult with one another before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement, including, without limitation, the Mergers, and shall not issue any such press release or make any such public statement prior to such consultation, except to the extent that the party making such announcement determines that it must do so in order to comply with applicable law or its obligations pursuant to any listing agreement with the Nasdaq Stock Market or the NYSE and it is impracticable under the circumstances to consult with the other parties hereto prior to making such announcement.

      9.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been fully given if (i) delivered personally, (ii) sent by certified or registered mail, return receipt requested,
(iii) sent by overnight courier for delivery on the next business day or (iv) sent by confirmed telecopy, provided that a hard copy of all such telecopied materials is thereafter sent within 24 hours in the manner described in clauses
(i), (ii) or (iii), to the Parties at the following addresses or at such other addresses as shall be specified by the Parties by like notice:

            (a)   If to the Parent, New Parent, Merger Sub I or Merger Sub II:

                  Protection One, Inc.
                  6001 Bristol Parkway
                  Culver City, California 90230
                  Attention:  John E. Mack, III
                  Telecopy No.:  (310) 649-3855
                  with a copy to:

                  Weil, Gotshal & Manges LLP
                  100 Crescent Court
                  Suite 1300
                  Dallas, Texas 75201
                  Attention:  Jeremy W. Dickens, Esq.
                  Telecopy No.: (214) 746-7777

                  with a copy to:

                  Mitchell, Silberberg & Knupp LLP
                  Trident Center
                  11377 West Olympic Boulevard
                  Los Angeles, California  90084
                  Attention:  Anthony A. Adler, Esq.
                  Telecopy No.:  (310) 312-3785

            (b) If to the Company:

                  Lifeline Systems, Inc.
                  640 Memorial Drive
                  Cambridge, Massachusetts 02139-4851
                  Attention:  Ronald Feinstein
                  Telecopy No.:  (617) 679-1386

                  with a copy to:

                  Hale and Dorr LLP
                  60 State Street
                  Boston, MA 02109
                  Attention:  Jay E. Bothwick, Esq.
                  Telecopy No.:  (617) 526-5000

      Notices provided in accordance with this Section 9.3 shall be deemed delivered (i) on the date of personal delivery, (ii) four business days after deposit in the mail, (iii) one business day after delivery to an overnight courier, or (iv) on the date of confirmation of the telecopy transmission, as the case may be.

      9.4 Interpretation. When a reference is made in this Agreement to subsidiaries of a Party, the word "subsidiaries" means any corporation more than 50 percent of whose outstanding voting securities, or any partnership, joint venture, limited liability company or other entity more than 50 percent of whose total equity interest, is directly or indirectly owned by such Party and the word "affiliates" shall have the meaning assigned to such term under Rule 405 of the Securities Act. For purposes of this Agreement, the Company shall not be deemed to be an affiliate or subsidiary of the Parent, New Parent or the Merger Subsidiaries. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Inclusion of information in the Company Disclosure Schedule or the Parent Disclosure Schedule does not constitute an admission or acknowledgment of the materiality of such information.

      9.5 Representations and Warranties; etc. The respective representations and warranties of the Parties contained herein shall expire with, and be terminated and extinguished upon, consummation of the Mergers. This Section 9.5 shall have no effect upon any other obligation of the Parties hereto, whether to be performed before or after the consummation of the Mergers.

      9.6 Miscellaneous. This Agreement together with the Confidentiality Agreement between the Parent and the Financial Advisor dated July 13, 1998, the Stock Option Agreement and the Voting Agreements constitute the entire agreement and supersede all other prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof (including without limitation the Initial Merger Agreement. This Agreement (i) is not intended to confer upon any other person any rights or remedies hereunder, create any agreement of employment with any person or otherwise create any third-party beneficiary hereto; (ii) shall not be assigned, except that each Merger Subsidiary may assign its rights and obligations to a direct wholly owned subsidiary of the New Parent which in a written instrument shall make all the representations and warranties of such Merger Subsidiary set forth herein and shall agree to assume all of such Merger Subsidiary's obligations hereunder and be bound by all of the terms and conditions of this Agreement; provided, however, that no such assignment shall relieve the Parent, New Parent or the Merger Subsidiaries of their obligations hereunder; and (iii) shall be governed in all respects, including validity, interpretation and effect, by the internal laws of the Commonwealth of Massachusetts, without giving effect to the principles of conflict of laws thereof. This Agreement may be executed in one or more counterparts which together shall constitute a single agreement.

      9.7 Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

      9.8 Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

      IN WITNESS WHEREOF, each of the Parent, New Parent, Merger Sub I, Merger Sub II and the Company have caused this Agreement to be executed and its corporate seal to be thereto affixed as of the date first written above by its respective officers thereunto duly authorized.


[SEAL]                              PROTECTION ONE, INC.

                                    By: /s/ John E. Mack, III
                                        --------------------------------------
                                        Name: John E. Mack, III
                                        Title: Executive Vice President




[SEAL]                              PROTECTION ONE ACQUISITION
                                    HOLDING CORPORATION

                                    By: /s/ John E. Mack, III
                                        --------------------------------------
                                        Name: John E. Mack, III
                                        Title: President




[SEAL]                              P-1 MERGER SUB, INC.
                                    (a Massachusetts corporation)

                                    By: /s/ John E. Mack, III
                                        --------------------------------------
                                        Name: John E. Mack, III
                                        Title: President


                                    By: /s/ John Hesse
                                        --------------------------------------
                                        Name: John Hesse
                                        Title: Treasurer

[SEAL]                              P-1 MERGER SUB, INC.
                                    (a Delaware corporation)

                                    By: /s/ John E. Mack, III
                                        --------------------------------------
                                        Name: John E. Mack, III
                                        Title: President



[SEAL]                              LIFELINE SYSTEMS, INC.

                                    By: /s/ Ronald Feinstin
                                        --------------------------------------
                                        Name: Ronald Feinstin
                                        Title: President


                                    By: /s/ Dennis M. Hurley
                                        --------------------------------------
                                        Name: Dennis M. Hurley
                                        Title: Treasurer















joanq/bothwick/54631-489/mrgag_a_r.wpf